    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000
                                                              FILE NO. 333-37060

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            TERREMARK WORLDWIDE, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                           52-1989122
 ------------------------------                          ----------------------
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)


                             2601 S. Bayshore Drive
                          Coconut Grove, Florida 33133
                                 (305) 856-3200
--------------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)


                                Brian K. Goodkind

              Executive Vice President and Chief Operating Officer

                            Terremark Worldwide, Inc.
                             2601 S. Bayshore Drive
                          Coconut Grove, Florida 33133
                                 (305) 856-3200
--------------------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)



                          COPIES OF COMMUNICATIONS TO:
                              Paul Berkowitz, Esq.
                             Sheida R. Sahandy, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                  From time to time or at one time after this
                    Registration Statement becomes effective


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                       Amount to be        Proposed Maximum               Proposed Maximum            Amount of
 Title of Shares to be Registered       Registered     Aggregate Price Per Unit(1)   Aggregate Offering Price     Registration Fee
 --------------------------------      ------------    ---------------------------   ------------------------     ----------------
Common Shares, $0.001 par value (1)     161,262,179             $3.625                      $584,575,399           $154,327.91(2)

===================================================================================================================================

------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices as reported on the American Stock Exchange of the registrant's common stock on August 28, 2000.

(2) A fee in the amount of $103,270 was paid upon the initial filing of this registration statement and accordingly, $51,058 is being paid herewith.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================










================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000

                                   PROSPECTUS


                            TERREMARK WORLDWIDE, INC.

                                ----------------

                              161,262,179 SHARES OF
                                  COMMON STOCK

                                ----------------


         The selling securityholders named on page 14 may offer for sale up to 161,262,179 shares of our common stock.


         We will not receive any proceeds from the sale of the shares offered.


         Our common stock is listed on the American Stock Exchange under the symbol "TWW." On August 31, 2000, the closing price of the common stock was $3.3125 per share.


         These securities involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

         The selling securityholders may sell, directly or through one or more underwriters, brokers, dealers or agents in one or more transactions in the market, all or a portion of the securities offered. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of shares for whom they may act as agent. This compensation may be in excess of those customary in the types of transactions involved. See "Plan of Distribution."

         This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is September __, 2000.

                                TABLE OF CONTENTS


Cautionary Note Regarding Forward-Looking Statements..............................................................i
Prospectus Summary................................................................................................1
Risk Factors......................................................................................................3
Use of Proceeds..................................................................................................13
Selling Stockholders.............................................................................................14
Plan of Distribution.............................................................................................16
Management's Discussion and Analysis of Financial Condition and Results of Operations............................19
Legal Matters....................................................................................................28
Experts..........................................................................................................28
Where You Can Obtain Additional Information......................................................................28
Incorporation by Reference.......................................................................................28



              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, and estimates about us and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "estimate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in "Risk Factors" and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.



                                      (i)

                               PROSPECTUS SUMMARY

THE COMPANY


         We are a company that provides telecom services, telecom facilities management and real estate services. We were founded in 1982. On April 28, 2000, our predecessor, Terremark Holdings, Inc., completed a reverse merger with AmTec, Inc., a public company. Through an equity investment and other alliances, we provide long distance international telecommunication services, including telephony and data, to Asia and develop Internet Protocol (IP) fax services in Hong Kong, Guangdong Province of the People's Republic of China and Taiwan. We have combined our expertise in telecommunications and real estate operations by developing and managing facilities used by large telecommunications companies and internet service providers to house equipment and operate their businesses. Through our 80% owned subsidiary, ColoConnection, Inc., we plan to lease certain space within these and other telecommunications facilities for build-out and sub-leasing to smaller carriers, internet service providers and web hosting companies.



         Our traditional commercial and mixed use development activities include concept development, acquisition of land, project design, equity and financing arrangement, construction, sales and leasing. Under various service agreements, we currently manage commercial and residential property. Management activities include operations, maintenance, leasing and brokerage services. We also develop and sell condominium hotel units under our Fortune House concept. Fortune House allows owners of condominium units to participate in a hotel-style rental program while not in residence.



         In connection with the merger between Terremark Holdings and AmTec, we issued 78,539,830 shares of our common stock to Terremark Holdings shareholders. Vistagreen Holdings (Bahamas), Ltd., Paradise Stream (Bahamas) Limited and Moraine Investments, Inc., which we refer to in this document as the Vistagreen Group, purchased for $28,122,925.51, at the time of the merger, 68,722,349 shares of our common stock. This amount represented the proceeds from our sale of Terremark Centre, an office building in Miami, Florida and subsequent payment of the promissory notes we issued to the Vistagreen Group for our purchase of the building.


RECENT DEVELOPMENTS


         On May 31, 2000, we acquired Telecom Routing Exchange Developers, Inc., known as "T-Rex Developers", a facilities provider to the telecommunications industry. T-Rex Developers develops new facilities and converts existing properties for use as Telecom Routing Exchanges. These facilities are used by telecommunications companies to house their switches and provide leaseable space for internet service providers, content providers, co-location companies and other similar tenants. As part of the acquisition, we issued 8,000,000 shares of our common stock to the founders of T-Rex Developers, Thomas M. Mulroy and Clifford J. Preminger and their affiliates.



         On June 22, 2000, we acquired Post Shell Technology Contractors, Inc., a 17 year old Miami company with experience as a general contractor for complex construction, including telecommunications facilities. In connection with the acquisition, we issued 3,000,000 shares of our common stock to Post Shell shareholders.



         On August 9, 2000, we acquired 80% of the shares of Spectrum Telecommunications Corp., a privately held, Miami-based provider of telecommunications services with operations in Brazil, Chile and Peru. We have an option, until February 2002, to acquire the remaining 20% of its shares. Using Spectrum's existing operations and network of personnel, in-country partners, equipment and customers in Latin America, we intend to build a telecommunications company which provides telecommunications services and infrastructure throughout Latin America. In Latin America, we plan to provide facilities, networking, voice over internet protocol and other value-added services to corporate and business customers, internet service providers and other carriers. In connection with the acquisition, we issued 3,000,000 shares of our common stock to Spectrum shareholders.



         On August 15, 2000, we acquired IXS.NET, an internet telephony service provider with operations primarily in the People's Republic of China, Hong Kong and Taiwan. Prior to the acquisition, we held debt of IXS.NET, which was convertible into 25% of its equity. In connection with the acquisition, we issued 412,500 shares of our common stock to IXS.NET shareholders.

         The shares being registered consist of:

         o 78,539,830 shares of common stock which we issued to Terremark Holdings shareholders in connection with the merger;

         o 68,722,349 shares of common stock which we issued in connection with our stock purchase agreement with the Vistagreen Group;

         o 8,000,000 shares of common stock which we issued in exchange for the assets and assumption of liabilities of Telecom Routing Exchange Developers, Inc.;

         o 3,000,000 shares of common stock which we issued in exchange for the outstanding shares of common stock of Post Shell Technology Contractors, Inc.; and

         o 3,000,000 shares of common stock which we issued in exchange for 80% of the outstanding common stock of Spectrum Telecommunications Corp.


         AmTec was founded in 1982 and, since April 1995, has been engaged in the business of making equity investments in companies developing telecommunications networks in China. In January 1996, we sold substantially all of the assets of ITV Communications, Inc., our former primary operating subsidiary. On July 8, 1997, we changed our name to AmTec, Inc. from AVIC Group International, Inc. Pursuant to the merger with Terremark Holdings completed on April 28, 2000, we changed our name from AmTec, Inc. to Terremark Worldwide, Inc. Our principal executive office is located at 2601 S. Bayshore Drive, Coconut Grove, Florida 33133. Our telephone number is (305) 856-3200.

                                  RISK FACTORS

         These securities are speculative in nature, involve a high degree of risk, and should not be purchased by anyone who cannot afford the loss of his or her entire investment. Prior to making an investment decision with respect to these securities, you should carefully consider, along with the other matters discussed in this prospectus, the risk factors set forth below. If any of the following risks actually occur, our business, financial condition, results of operations and prospects may be seriously harmed and the trading price of our common stock may decline. If any of these things happen, you may lose all or part of your investment.

RISKS RELATED TO OUR MERGER

         INTEGRATION OF THE OPERATIONS OF AMTEC AND TERREMARK MAY BE DIFFICULT AND MAY LEAD TO ADVERSE EFFECTS. Realization of the anticipated benefits of the merger will depend in part on whether we can integrate our operations in an efficient and effective manner. Successful integration will require combining the companies' respective:

         o        management cultures;

         o        strategic goals;

         o        boards of directors; and

         o        business development efforts.

         We may not accomplish this integration smoothly or successfully. The diversion of the attention of management to the integration effort could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and we may have difficulty retaining key managerial personnel. If we are unable to address any of the foregoing risks, it could materially our business and impair the value of our stock.


         THE MERGER HAS RESULTED AND WILL CONTINUE TO RESULT IN COSTS OF INTEGRATION AND TRANSACTION EXPENSES THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS. If the benefits of the merger do not exceed the associated costs, our financial results could be adversely affected. Although the total transaction costs associated with the merger were estimated to be approximately $2 million, actual costs may substantially exceed our estimates. In addition, unexpected expenses associated with integrating the two companies may arise.



         WE HAVE A HISTORY OF LOSSES AND MAY NOT GENERATE SUFFICIENT
REVENUE TO ACHIEVE PROFITABILITY. We had losses of $5.5 million for the three months ended June 30, 2000. AmTec had losses of $4.6 million during the fiscal year ended March 31, 2000 and $5.6 million for the year ended March 31, 1999. AmTec had no revenues in 1999, 1998 or 1997. AmTec had an accumulated deficit of $38.6 million as of March 31, 2000. Terremark incurred losses of $6.0 million for the year ended March 31, 2000 and had net income of $624,000 during the fiscal year ended March 31, 1999. Terremark had a retained deficit of $11.7 million as of March 31, 2000. We may not be able to generate enough revenue to achieve profitability in the event of continued or growing losses from our telecommunications or real estate operations.


RISKS RELATED TO OUR NEW BUSINESS MODEL

         WE HAVE RECENTLY, AS A RESULT OF THE MERGER, ADDED A NEW FOCUS OF OUR BUSINESS AND, IF WE ARE NOT SUCCESSFUL IN THIS BUSINESS, THE VALUE OF YOUR INVESTMENT MAY DECLINE. Our primary business will now involve both telecommunications and real estate. Because of this new focus, our results of operations to date may not reflect future results. In addition, we will encounter challenges and difficulties frequently encountered by early-stage companies in new and evolving markets. We may not successfully address any of these challenges and the failure to do so would seriously harm our business and operating results. These challenges include our:

         o        dependence on our telecommunications joint ventures;

         o        dependence on the growth of our new and evolving markets;

         o        need to expand our customer base;

         o        need to develop new services and projects;

         o        need to compete effectively;

         o        need to manage expanding operations;

         o need to establish strategic partnership, marketing and distribution arrangements; and

         o        dependence on key personnel.

         In addition, because of our lack of operating history in combining telecommunications and real estate operations, we have limited insight into trends that may emerge and affect our business. Addressing these challenges may require us to incur significant expenditures.


         THE MARKET FOR OUR COMMON STOCK IS HIGHLY VOLATILE. The market price and trading volume of our common stock has been volatile and may be significantly affected by such factors as our financial performance, the market price of our competitors' stock, or market conditions in general. The market prices for telecommunications and real estate companies have in the past been and can in the future be expected to be especially volatile. During the 12 month period August 15, 1999 through August 15, 2000, our common stock has traded in a range between $7/8 ($.88) per share and $5 15/16 ($5.94) per share. As of August 31, 2000, the closing price of our common stock on the AMEX was $3.3125. Price fluctuations may occur that are not necessarily related to the operating performance of our company.


         The market price of our common stock will continue to be subject to substantial volatility as a result of many factors, including:

         o regulatory changes and developments that affect either component of our business;

         o establishment of additional corporate partnerships or joint ventures;

         o        economic and other external factors; and

         o fluctuations in our financial results and degree of trading liquidity in our common stock.

         One or more of these factors could significantly harm our business and decrease the price of our common stock in the public market.


         OUR BUSINESS MODEL IS BASED UPON US RAISING EQUITY AND OBTAINING ADDITIONAL FINANCING. We are not sure we will be able to raise sufficient funds on acceptable terms or at all. Our inability to raise sufficient funds could affect our ability to meet our debt service and other obligations and would affect our ability to carry out our growth strategy. This would detract from our time to market and our ability to pursue our growth strategy. We have made substantial investments in human resources and support structures to facilitate planned operations. Accordingly, failure to raise sufficient funds would necessitate making adjustments to our human capital until such funds are obtained.

         WE ARE DEPENDENT ON KEY PERSONNEL. We are highly dependent on the services of Manuel D. Medina, our Chairman. The loss of Mr. Medina could materially harm our business. The merger and integration of the separate businesses, and our potential growth and expansion, are expected to place increased demands on our management skills and resources. We cannot assure you that we will be able to retain and attract skilled and experienced management. The failure to attract and retain personnel could materially harm our business and impair the price of our stock.

         OUR LIMITED OPERATING AND FINANCIAL SYSTEMS RESOURCES MAY MAKE IT DIFFICULT TO MANAGE FUTURE GROWTH. We may not be able to keep pace with a high level of growth. Our ability to effectively manage the growth and expansion contemplated by our growth strategy will require that we implement and improve our operating and financial systems. We will also need to expand, train and manage a growing base of employees in numerous markets and locations around the world.

         YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS ON OUR COMMON STOCK. We have not paid dividends on our common stock to date and have no plans for paying dividends on the common stock in the foreseeable future. We have certain obligations to pay dividends in kind, which are to be paid in common stock to holders of the Series G preferred shares. Except for the dividends in kind which we will pay on the shares of issued and outstanding preferred stock, and cash or in-kind dividends which we may pay on other preferred stock that may be issued in the future that require dividends, we intend to retain any earnings to pay for the expansion of our business.

RISK RELATED TO ACQUISITIONS

         ACQUISITIONS HAVE RESULTED AND WILL CONTINUE TO RESULT IN COSTS AND EXPENSES THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS. We intend to continue to make targeted purchases of other companies and business that we believe would complement or expand our existing business. Acquisitions involve a number of risks that could adversely affect our financial results, including:

         o        the diversion of management's attention;

         o        our assumption of additional debt and contingent liabilities;

         o increased amortization expenses relating to goodwill and other intangible assets;

         o the assumption of potential liabilities associated with the businesses acquired which liabilities may exceed the amount of indemnification available from the seller;

         o difficulties in assimilating the operations, personnel, technologies, services and products of the acquired companies;

         o the financial and accounting systems utilized by the businesses acquired may not meet our standards; and

         o the inability to attract and retain qualified local management.

         There can be no assurance that we will be able to consummate future acquisitions on satisfactory terms, if at all, or that adequate financing will be available to us on adequate terms, if at all. Furthermore, there can be no assurance that any of the companies or businesses we acquire will be successfully integrated or that such acquisitions will ultimately have a positive impact on us.


         ACQUISITIONS COULD RESULT IN STOCKHOLDER DILUTION. We will likely issue securities as a part of acquisitions we make in the future. The issuance of these securities may have a dilutive effect on existing stockholders.

         ACQUIRED SUBSIDIARIES MAY HAVE A LIMITED ABILITY TO MEET THEIR CAPITAL NEEDS AND MAY REQUIRE FUNDS FROM US. Our direct and indirect subsidiaries may require capital infusions from us from time to time in order to meet their debt obligations, current operating deficits and future investment plans. Should we need to make such capital expenditures, our business and financial results may be adversely affected.

         ACQUIRED SUBSIDIARIES MAY NOT BE PROFITABLE. Our acquisition of direct and indirect interests in other entities may not necessarily improve our financial condition. The profitability of any such enterprise will depend on many factors, including their earnings, business and tax considerations agreements with lenders, as well as legal restrictions, such as local restrictions relating to foreign payments and repatriation of capital.

         WE COULD PAY ADDITIONAL TAXES BECAUSE OUR OPERATIONS ARE SUBJECT TO VARIOUS FOREIGN TAXES. We structure our operations based on assumptions about various tax laws, U.S. and international tax treaty developments, international currency exchange and capital repatriation laws and other relevant laws of a variety of non-U.S. jurisdictions. Taxing or other authorities might not reach the same conclusions we reach. We could suffer adverse tax and other financial consequences if our assumptions about these matters are incorrect or the relevant laws are changed or modified.

         DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES AND AFFILIATES MAY BE SUBJECT TO FOREIGN TAXES, REDUCING OUR EARNINGS. Distributions of earnings and other payments, including interest, we receive from our subsidiaries and affiliates may be subject to withholding taxes imposed by the jurisdictions in which these entities are formed or operating. These taxes would reduce the amount of after-tax cash we would receive from these entities.

         WE PLAN ADDITIONAL INTERNATIONAL EXPANSION WHICH MAY SUBJECT US TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. To be successful, we believe we must expand our international operations. If successful, we will be subject to a number of risks associated with international business activities. These risks generally include:

         o        currency exchange rate fluctuations;

         o        unexpected changes in regulatory requirements;

         o        tariffs, export controls and other trade barriers;

         o longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

         o difficulties in managing and staffing international operations;

         o potentially adverse tax consequences, including restrictions on the repatriation of earnings;

         o        the burdens of complying with a wide variety of foreign laws;
                  and

         o        political instability.

RISK FACTORS SPECIFIC TO OUR TELECOMMUNICATIONS BUSINESS

         WE COULD BE SUED AS A RESULT OF AN UNCOMPLETED TRANSACTION. During 1998, AmTec entered into an agreement to acquire an investment in a cable television network venture located in Hunan province, PRC, from United International Holdings or UIH. AmTec terminated the agreement because, among other reasons, the closing had not occurred by December 31, 1999 through no fault of AmTec. On December 30, 1999, UIH had indicated that it was ready to close the agreement. Should UIH seek judicial relief to require us to close, its superior financial resources could limit our ability to defend ourself. We believe that AmTec had clear rights to terminate the agreement.


         OUR CUSTOMER SERVICE COULD SUFFER IF WE ARE UNABLE TO OBTAIN SATISFACTORY SERVICES FROM LOCAL COMMUNICATIONS PROVIDERS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE. We depend on local carriers to provide various communications services to us and to our customers. We have from time to time had delays in receiving these communications services. We may not be able to obtain these services on the scale and within the time required by us at an affordable cost, or at all. If adequate services are not provided, customer service could suffer as could our competitive position and financial results. Further these service providers could become competitors in the future.



         TECHNOLOGICAL ADVANCES MAY MAKE OUR TELECOMMUNICATIONS OPERATIONS OBSOLETE. The market in the telecommunications industry is characterized by rapidly changing technology. Technologies developed by others may render obsolete or otherwise significantly diminish the value of the business operations of the joint ventures in which we participate.



         BECAUSE WE ARE BUILDING OUR CUSTOMER BASE AND EXPANDING AND BUILDING NETWORKS, WE ARE PARTICULARLY VULNERABLE TO THE IMPACT OF DAMAGE TO OUR NETWORKS AND SYSTEM FAILURES. To market our services to business customers and other high volume users our network infrastructure will need to provide a high level of reliability, capacity and security. Our networks, many of which are being expanded or newly constructed, are subject to physical damage, power loss, capacity limitations, software defects and security breaches. Service interruptions or other defects could impede our ability to attract and retain customers.



         WE NEED TO OBTAIN ADDITIONAL LICENSES AND APPROVALS IN ORDER TO EXPAND OUR SERVICES AND ENTER NEW MARKETS. We must from time to time obtain additional licenses and approvals from governmental agencies in order to provide our services. Because many of our markets have been recently deregulated, there may be particular difficulties or delays in obtaining them. If we encounter difficulties or delays in obtaining licenses, our ability to provide new services and expand into new markets could be adversely affected.




         CHINA TELECOMMUNICATIONS REGULATIONS COULD IMPACT OUR BUSINESS. Chinese laws and regulations have prohibited foreign investors and foreign invested enterprises from owning or operating telecommunication networks in China. Since the fall of 1998, the Chinese government has taken a number of actions which have changed the legal environment in which we are operating in China:


         o        preparing a new telecommunications law not yet issued; and

         o        seeking admission to the World Trade Organization.

         The result of these actions is difficult to predict since negotiations with relevant parties are ongoing and political uncertainties exist in China. Among other possibilities:

         o We may be unable to convert returns of or on its investment it receives, if any, to U.S. currency or repatriate funds from China;

         o the new telecommunications law may facilitate entry into telecommunications businesses in China by national and international entities and increase competition; and

         o WTO accession will require China to abide by certain rules which assures foreign investors minimum direct ownership percentages in licensed telecommunications operators and may foster competition from Chinese or foreign telecommunications operators or investors.

         The result of the foregoing may have a material adverse effect on us.

         A number of regulatory bodies in China seek to control and regulate the Internet; most notably, the Ministry of Information Industry, which combines the former Ministry of Posts & Telecommunications, Ministry of Electronics Industry and Ministry of Radio, Film and Television, and regulates the telecommunications and information industries. In addition, China Telecom, under direct authority of the Ministry of Information and Industry, has significant control over the development of the Internet infrastructure in China as it owns China's largest Internet backbone and operates telecoms and datacomms services.

         INTERNET REGULATION IN CHINA IS UNCLEAR, AND NO SINGLE REGULATORY ACT HAS BEEN PROMULGATED TO GOVERN THE INTERNET IN CHINA. Consequently, our ability to operate or invest in Internet-based services is unclear. To date, Chinese Internet operating licenses have been available to Chinese companies only. Through our joint venture with Fusion Communications and our ownership of IXS.NET, we seek to participate in Internet-based businesses in China. If the Chinese government liberalizes its policy toward foreign participation in Internet operating licenses, it could substantially increase competition in the markets where our strategic partners operate. The Chinese government, while currently open to joint ventures, could at any time restrict operations or expropriate foreign participants' assets in China. Furthermore, China Telecom has challenged the ability of Internet service providers to provide Internet telephone and fax services. This action could have materially adverse consequences to the company's business and financial condition.

         On November 15, 1999, the United States and China reached a trade agreement whereby China agreed to reduce tariffs on various industrial and agricultural products and lift many of the barriers that prevent US companies from doing business in China. Under the agreement, China agreed, among other things to permit:

         o        foreign entities to invest in Chinese Internet businesses; and

         o foreign entities to own up to 49% of Chinese telephone service providers, which would increase up to 50% in two years.

         The United States agreed that in return for these concessions, that it would support China's entry into the World Trade Organization, the group that sets the rules for international commerce. Entry into the WTO would give China access to international economic protections, such as protection from unfair trade practices abroad, but also would impose a body of rules on China's internal economy and put China under the jurisdiction of international courts that enforce the World Trade Organization's rules. The agreement is subject to approval by the United States Congress. We cannot predict the impact of the new trade agreement between China and the United States.

         China also must negotiate trade agreements with each of the European Union and Japan in order to gain the support of these groups to China's entry into the WTO.

         It is impossible to predict how entry into the World Trade Organization would affect China's economy or the manner in which it conducts business domestically and internationally.


         POLITICAL RISKS IN CHINA MAY ADVERSELY AFFECT OUR BUSINESS OPERATIONS. China has been a socialist state since 1949 and is controlled by the Communist Party of China. Changes in the political leadership of China may have a significant effect on laws and policies related to the current economic reforms program. These changes may also affect other policies affecting business and the general political, economic and social environment in China, including the introduction of measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion, remittances abroad and foreign investment. These effects could substantially impair our business, profits or prospects in China. In addition, economic reforms and growth in China have been more successful in some provinces than in others. The continuation or increases of such disparities could affect the political or social stability of China.


         CHANGES IN GOVERNMENTAL DEREGULATION IN LATIN AMERICA COULD ADVERSELY AFFECT OUR OPERATIONS AND GROWTH BY RESTRICTING OUR ABILITY TO OFFER EXISTING AND PLANNED COMMUNICATIONS SERVICES. We have largely based our growth strategy in Latin America upon our expectation that deregulation of the communications markets will continue in the countries where we operate. These countries may not proceed with deregulation on schedule or may stop entirely or reverse the trend towards deregulation. This could adversely affect our operations and growth by restricting our ability to offer existing and planned communications services. Incumbent providers, trade unions and others may resist legislation directed toward deregulation. In addition, national and local laws and regulations differ significantly among the countries in which we operate. How these laws and regulations are interpreted and enforced as well as changes in laws or regulations and judicial intervention could limit our ability to provide some of our existing and planned communications services.


         WE HAVE LIMITED OPERATING CONTROL IN OUR JOINT VENTURE. Because we do not have majority voting rights in one of our joint ventures, we cannot completely control or direct the operation of that entity. In addition, our ability to derive revenues from each joint venture depends upon our ability to receive distributions, so it is possible that we may receive little or no revenue from that joint venture.



         THE SPECIAL ECONOMIC AND POLITICAL RISKS OF CONDUCTING OPERATIONS IN LATIN AMERICA COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE REVENUES IN RESPONSE TO INCREASES IN INFLATION RATES OR CURRENCY DEVALUATIONS WHERE WE OPERATE. Because a significant portion of our operations are expected to be in Latin America, we will be subject to significant economic, political and social instability and other risks not typical of investments in businesses conducted in the United States. During the past several years, many countries where we now operate or may operate have had high inflation, uneven economic growth rates and political instability. Also many of these countries have economies in various stages of development or structural reform and their local economies have fluctuated. We may not be able to mitigate the effect of inflation on our operations in these countries by price increases, even over the long-term. In addition, to the extent these factors affect the ability of subscribers to pay for our services, the growth of revenues from services offered in these markets could be limited.

         In addition to inflation, many of these countries have had significant volatility in currency exchange rates. We would also be adversely affected if currency exchange rates change in ways adverse to us or if currency controls are imposed.




         LABOR REGULATIONS AND STRONG LABOR UNIONS IN LATIN AMERICA MAY INCREASE OUR OPERATING AND LABOR COSTS. Labor regulations in Latin America are generally more favorable to employees than they are in the United States. Most Latin American countries also require higher rates of mandatory social security and similar contributions by employers than the United States. In addition, labor unions in most Latin American countries are considered to be strong and influential. If our operations become unionized, we could experience strikes or other conflicts with labor unions or personnel that increase our operating and labor costs.


         INCREASING COMPETITION IN THE COMMUNICATIONS INDUSTRY IN CHINA AND LATIN AMERICA AND OUR LIMITED COMPETITIVE STANDING AND SIZE COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES, GAIN SIGNIFICANT MARKET SHARE AND ATTRACT NEW CUSTOMERS FROM EXISTING PROVIDERS. The communications industry in China and Latin America is becoming increasingly competitive due in part to recent privatizations, deregulation and a related increase in the number and size of new competitors. Moreover, because we have a limited operating history, we have a limited competitive standing.

         We will compete with several other service providers in each of our markets. Competitors include global alliances of some of the world's largest communications carriers, incumbent communications providers with large customer bases, wireless telephone companies and satellite-based communications carriers.

         Other existing and potential competitors include cable television companies, railway companies, utilities and other entities with rights-of-way and large end users which operate private networks. Competition has been intensifying and we believe it is likely to continue to intensify as the number of new market entrants increases.

         As a result, we may not be able to generate adequate revenues or gain a substantial share of the markets we intend to serve. We also may have difficulty attracting new customers from established providers.

         The Internet service provider market is highly competitive in China. There are five national ISPs owned and operated by the national government. There are over 150 private ISPs licensed to operate in various provinces. Thus, privately owned ISPs often compete with government owned or affiliated ISPs. The playing field is unequal, with government-affiliated ISPs having access to subsidized dial up lines, leased lines and Internet bandwidth. Our strategic partners may face severe competition as the Internet develops in China.


         WE NEED TO ATTRACT NEW CUSTOMERS AND THERE MUST BE SUBSTANTIAL GROWTH IN THE OVERALL LEVEL OF DEMAND IN CHINA AND LATIN AMERICA FOR OUR SERVICES IF WE ARE TO GENERATE PROFITS. Our success will depend heavily on the extent to which prospective subscribers use our services. Attracting new customers is particularly important to our growth strategy. In addition, for us to succeed, the overall level of demand for the type of services we offer by businesses in our target markets in China and Latin America must increase significantly. Also, there must be strong demand for services that we introduce in the future.

         WE MUST KEEP PACE WITH RAPID INDUSTRY AND TECHNOLOGICAL CHANGE TO ATTRACT AND MAINTAIN CUSTOMERS AND COMPETE EFFECTIVELY. The communications industry, particularly in China and Latin America, is changing rapidly. This is due to factors such as:

         o        deregulation;

         o        privatization;

         o        technological improvements;

         o        expansion of communications infrastructure; and

         o the globalization of the world's economies and liberalization of trade.

         Our success depends, in part, upon how well we anticipate and adapt to change and whether we offer our customers attractive services. If we cannot do so, it will be more difficult for us to attract and retain customers and compete effectively.




RISK FACTORS SPECIFIC TO OUR REAL ESTATE BUSINESS

         ECONOMIC, INTEREST RATES AND OTHER CONDITIONS GREATLY IMPACT THE REAL ESTATE MARKET. It is possible that our real estate operations will not generate income sufficient to meet our operating expenses or will generate income and capital appreciation, if any, at a rate less than that anticipated or available through comparable real estate or other investments.

         The real estate industry is cyclical and affected by changes in general and local economic and other conditions including employment levels, demographic considerations, availability of financing, interest rate levels, consumer confidence and real estate demand. In addition, developers are subject to various risks, many of them outside their control including competitive overbuilding, availability and cost of property, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations pertaining to building standards or environmental matters, increases in real estate taxes and other local government fees and acts of God, such as hurricanes and floods.

         We cannot predict whether interest rates will be at levels attractive to prospective tenants or buyers and any increase in interest rates could affect our business adversely.

         UP FRONT CASH REQUIREMENTS MAY CREATE CASH FLOW PROBLEMS. We develop real estate projects. Acquiring land and committing the financial and managerial resources to develop such projects involve significant risks.

Before a development generates any revenue, material expenditures are required for items such as acquiring land, professional fees, construction, financing costs, sales and marketing.

         OUR REAL ESTATE INVESTMENTS ARE HIGHLY LEVERAGED AND WE MAY NOT BE ABLE TO MAKE THE DEBT SERVICE PAYMENTS. Our ability to make debt service payments in the future will be dependent on our operating results, which are subject to financial, economic and other factors affecting it that are beyond our control. We may acquire real estate in the future through debt financing. The degree to which we are leveraged could have an adverse impact on us, including:

         o increased vulnerability to adverse general economic and market conditions;

         o impaired ability to expand and to respond to increased competition;

         o impaired ability to obtain additional financing for future working capital, capital expenditures, general corporate or other purposes; and

         o significant portions of cash provided by operating activities must be used for the payment of debt obligations, thereby reducing funds available for operations and future business opportunities.


         A SIGNIFICANT PORTION OF OUR REAL ESTATE BUSINESS' FINANCING COULD BE STRUCTURED AS BALLOON PAYMENTS, WHICH MAY BE HARDER FOR US TO PAY OFF. Most of our real estate project financings provide for the repayment of a significant part of the loan at maturity. These financings involve greater risks than financings structured such that the principal amount is amortized over the term of the loan because our ability to repay the outstanding principal amount at maturity may depend on our ability to obtain adequate refinancing or dispose of the assets before maturity, which in turn depend upon economic conditions in general and the value of the underlying properties in particular. Further, a shrinkage in value of the underlying property held as collateral for loans could result in a loss of the property by us through foreclosure and result in a possible deficiency judgment for the difference between the amount of the underlying debt and value of the collateral.


         INCREASES IN VARIABLE MORTGAGE RATES COULD NEGATIVELY IMPACT US. Most of our real estate business' borrowings are pursuant to agreements which provide for the periodic adjustment of the interest rate to be consistent with prevailing interest rates. An increase in prevailing interest rates would result in higher borrowing costs to us and, therefore, a reduction in income or, in extreme cases, project failure.

         MANAGEMENT CONTRACTS ARE GENERALLY CANCELLABLE ON SHORT NOTICE. In the real estate industry, third party contracts to manage buildings are generally subject to cancellation on 30 to 90 days notice. If our property management contracts with third parties were cancelled, there could be a material adverse impact on our results of operations.

         OUR GEOGRAPHIC CONCENTRATION EXPOSES US TO CERTAIN RISKS. Our real estate operations are situated primarily in South Florida. For the fiscal year ended March 31, 2000, all of Terremark's revenue and operating income were derived from operations in South Florida. Adverse general economic conditions in South Florida could have a material adverse impact on our operations. Although our planned expansion into other geographic areas may reduce our exposure to adverse developments in the South Florida economy, we may become subject to similar risks in new locations. In addition, as development of real estate is subject to local laws, we may not be in a position to fully comply with them which would adversely impact our business.

         THE OCCURRENCE OF UNINSURED LOSSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION. We carry comprehensive insurance with respect to our properties and operations. However, there are certain types of losses, generally of a catastrophic nature, such as significant construction defects, hurricanes, floods or war, which are either uninsurable or not economically insurable. In the event of such a disaster, we could lose both our capital investment in certain properties and the anticipated profits from such properties. In addition, we may have liability for services it renders to others if those services are negligently provided and losses are sustained. We carry errors and omissions insurance for some of its service operations, but for some other types of losses (e.g. general contracting), that insurance is either not available or not economical.

         WE MAY NOT BE ABLE TO COMPETE IN THE HIGHLY COMPETITIVE REAL ESTATE MARKET. The real estate development industry is highly competitive and fragmented.

         We compete in the acquisition of property with many other entities engaged in real estate investment activities, including real estate investment trusts and insurance companies, many of which have greater assets and financial resources than we do. There may be intense competition in obtaining properties of the type in which we intend to invest. The number of entities and the amount of funds available for investment in properties of a type suitable for investment by us may increase, resulting in increased competition for those investments. Competition among purchasers of real property may result in increases in the prices paid for real property investments.

         In our construction and development activities, we compete for buyers and tenants. We face similar intense competition in our brokerage, property management and advisory and consulting businesses from well established local and national organizations which specialize in the provision of those services.

         GOVERNMENTAL REGULATION MAY ADVERSELY IMPACT OUR BUSINESS. We are subject to a variety of federal, state and local statutes, ordinances, rules and regulations concerning land use. Land use and zoning laws can vary greatly and may result in delays, cause us to incur substantial compliance and other costs and prohibit or severely restrict development in certain regions or areas, any of which could have an adverse effect on our business and results of operations. In developing real estate, we must obtain the approval of numerous government authorities regulating such matters as permitted land uses and levels of density and the installation of utility services such as water and waste disposal. Several authorities in Florida and other states have imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas and the amount of these fees has increased significantly during recent years. Many state laws require the use of specific construction materials which reduce the need for energy-consuming heating and cooling systems. Also, local governments, at times, declare moratoriums on the issuance of building permits and impose other restrictions for various reasons, including but not limited to, when sewage treatment facilities and other public facilities do not reach minimum standards.

         TO VARYING DEGREES, CERTAIN PERMITS AND APPROVALS WILL BE REQUIRED TO COMPLETE THE RESIDENTIAL DEVELOPMENTS CURRENTLY BEING PLANNED BY US. Our ability to obtain necessary approvals and permits for these projects is often beyond our control, and could restrict or prevent the development of otherwise desirable property. The length of time necessary to obtain permits and approvals increases the carrying costs of unimproved property acquired for the purpose of development and construction. In addition, the continued effectiveness of permits already granted is subject to factors such as changes in policies, rules and regulations and their interpretation and application.

         LIABILITY RELATING TO ENVIRONMENTAL CONTAMINATION MAY ADVERSELY IMPACT OUR BUSINESS. Applicable laws impose strict liability on property owners to remediate environmental contamination found on land they own. This means that we can be liable regardless of how or when the contamination occurred, even if the contamination occurred before our purchase of such land. As an owner of real estate, we may be held responsible for remediation of this kind. Although we engage environmental engineers to evaluate real estate before a purchase, such evaluations are not capable of detecting all contamination. Insurance for these risks is either not available or not economical.

         WE MAY FACE SUBSTANTIAL LIABILITIES FOR INDEMNIFICATION OF TAX OBLIGATIONS IF WE ARE OR BECOME A UNITED STATES REAL PROPERTY HOLDING CORPORATION. If our company was at the time of the merger or becomes a United States real property holding corporation as defined in Section 897(c)(2) of the U.S. Internal Revenue Code, while the Vistagreen Group continues to hold at least one percent of our common stock registered hereunder on its behalf, then we could be liable to the Vistagreen Group for any U.S. tax liability the Vistagreen Group incurs on dispositions of our common stock. The amount of this tax liability would depend on the amount of any gains the Vistagreen Group recognizes on dispositions of our common stock and on the effective U.S. tax rate payable by the Vistagreen Group at the time it recognizes those gains.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholders of any of the shares offered hereby. We will pay all of the costs of this offering.

                              SELLING STOCKHOLDERS

         The following table sets forth information with respect to the selling stockholders as of August 15, 2000. Except as otherwise disclosed, the selling stockholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the selling stockholders will hold upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which it provided the information to us regarding its shares, in transactions exempt from the registration requirements of the Securities Act.


                                                                                                                Percentage of
                                                                                       Number of Shares             Shares
                                            Number of Shares                          Beneficially Owned         Beneficially
                                             Beneficially          Number of Shares      Offered After           Owned After
Selling Stockholder                            Owned (1)               Offered          Offering (1)(2)        Offering (1)(2)
-------------------                         ----------------       ----------------   ------------------       ---------------
Paradise Stream (Bahamas)
   Limited ........................            54,290,655            54,290,655                     0                 0%
TCO Company Limited ...............            34,094,139            34,094,139                     0                 0
Manuel D. Medina (3) ..............            32,197,913            32,169,913                28,000                 *
Vistagreen Holdings (Bahamas),
   Ltd ............................             7,818,473             7,818,473                     0                 0
Moraine Investments, Inc. .........             6,613,221             6,613,221                     0                 0
ATTU Services, Inc. ...............             4,186,173             4,186,173                     0                 0
Michael Katz (4) ..................             3,055,830             3,015,930                39,900                 *
Brian Goodkind (5) ................             2,269,801             2,269,801                     0                 0
ARJ, LLC ..........................             1,027,301             1,027,301                     0                 0
Irving A. Padron, Jr. (6) .........               516,151               513,651                 2,500                 *
Edward P. Jacobson (7) ............               515,651               513,651                 2,000                 *
William J. Biondi (8) .............               513,651               513,651                     0                 0
Willy Bermello ....................               235,620               235,620                     0                 0
James Siegel and Debra Siegel,
   Tenants by the Entirety ........             1,500,000             1,500,000                     0                 0
Vinson Richter and Randa Richter,
   Tenants by the Entirety ........             1,500,000             1,500,000                     0                 0
1999 Mulroy Family Trust ..........             2,500,000             2,500,000                     0                 0
Thomas M. Mulroy and Dorothy E.
   Mulroy, Tenants by the
   Entirety .......................             1,385,000             1,385,000                     0                 0
1999 Glazer Family Trust ..........             1,000,000             1,000,000                     0                 0
1999 Preminger Family Trust .......               700,000               700,000                     0                 0
Gary R. Siegel & Laura S.
   Siegel, Tenants by the
   Entirety .......................               604,000               600,000                 4,000                 *
Steven M. Glazer & Jan G.
   Glazer, Tenants by the
   Entirety .......................               534,000               534,000                     0                 0
Clifford J. Preminger &
   Rebecca B. Preminger,
   Tenants by the Entirety ........               400,000               400,000                     0                 0
Clifford J. Preminger (9) .........               252,000               250,000                 2,000                 0
Gary R. Siegel Family Trust .......               120,000               120,000                     0                 0



Zachary Preminger Trust ...........               100,000               100,000                     0                 0
Rebecca B. Preminger ..............               100,000               100,000                     0                 0
Susan M. Gettler ..................                70,000                70,000                     0                 0
Stephen H. Ellick .................                57,000                52,000                 5,000                 *
Daryle L. Preminger ...............                50,000                50,000                     0                 0
L. Mark Winston ...................                36,000                36,000                     0                 0
Gettler Children's Trust ..........                30,000                30,000                     0                 0
Johnson Family Trust ..............                15,000                15,000                     0                 0
Preminger & Glazer, PLLC ..........                58,000                58,000                     0                 0
Guillermo Amore ...................                26,471                26,471                     0                 0
Howard M. Glicken .................                20,588                20,588                     0
Amancio Victor Suarez .............               985,294               985,294                     0                 0
Amancio Jorge Suarez ..............               735,294               735,294                     0                 0
Joel Silva ........................                26,471                26,471                     0                 0
Los Pinos Investment Trust ........               441,176               441,176                     0                 0
Latin American
   Telecommunication
   Enterprises, LLC ...............               588,235               588,235                     0                 0
Leo I. George .....................               147,059               147,059                     0                 0
Dutko Tax Savings Trust ...........                29,412                29,412                     0                 0



------------------

 *       Less than 1%

(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of August 15, 2000, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.
(2) Assuming that all shares offered here are sold but no other securities held by the selling securityholder are sold.
(3) Manuel D. Medina has served as our Chairman of the Board, President and Chief Executive Officer since April 28, 2000. Prior to that, he served as the Chairman of the Board and Chief Executive Officer of Terremark Holdings, Inc. since its founding in 1982.
(4) Michael Katz has served as the President and Chief Operating Officer of Terremark Real Estate Group, Inc. since April 28, 2000. Prior to that, he served as the President and Chief Operating Officer of Terremark Group, Inc., the predecessor to Terremark Real Estate Group.

(5) Brian K. Goodkind has served as our Executive Vice President since April 28, 2000 and as our Chief Operating Officer since June 25, 2000. Mr. Goodkind also served as our General Counsel from April 28, 2000 through June 25, 2000. Prior to that, he served as Vice Chairman, Executive Vice President and General Counsel to Terremark Holdings.

(6) Irving A. Padron, Jr. has served as our Senior Vice President and Chief Financial Officer since April 28, 2000. Prior to that, he served as Senior Vice President and Chief Financial Officer of Terremark Holdings.
(7) Edward P. Jacobson serves as the President of Terremark Construction Services, Inc. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(8) William J. Biondi has served as the President of Terremark Management Services, Inc., Terremark Realty, Inc. and Terremark Financial Services, Inc. since April 28, 2000. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(9) Clifford J. Preminger serves as a director on our board of directors. He is also that President of T-Rex Developers.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders which includes transferees among such selling stockholders, donees and pledgees receiving shares from them after the date of this prospectus. The selling stockholders have advised us that they may sell their shares offered here to purchasers directly. Alternatively, the selling stockholders may offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom they may act as agents. The selling stockholders and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. This compensation may be in excess of that customary in the types of transactions involved.

         Certain selling stockholders have agreed to certain restrictions as set forth below:


         o Stockholders who received our common stock in connection with the Terremark Holdings and Vistagreen Group transactions have agreed, except as provided below, not to sell, or otherwise dispose of any interest in the common stock that we are registering before April 27, 2001. This does not preclude open market sales in amounts that would be permitted under SEC Rule 145 as if that rule applied. Generally, Rule 145 allows the sale of the greater of, in any three month period, one percent of the outstanding shares or the average trading volume of our shares on the AMEX during the four weeks prior to filing a notice of sale with the SEC. These selling stockholders are also permitted to make sales or otherwise dispose of any interest in the common stock we are registering before April 27, 2001 to any other of the selling stockholders who were party to the purchase agreement with the Vistagreen Group or any of the former Terremark Holdings shareholders;


         o Stockholders who received our common stock in connection with the Telecom Routing Exchange Developers, Inc. transaction have agreed, except as provided below, not to sell, offer to sell or otherwise dispose of any interest in the common stock that we are registering for a period of not less than one year after May 31, 2000. This does not preclude open market sales in amounts that would be permitted under SEC Rule 145 as if that rule applied.

         o Stockholders who received our common stock in connection with the Post Shell Technology Contractors, Inc. transaction have agreed not to sell, hypothecate, pledge, dispose, assign or transfer (or enter into any commitment to do the foregoing) any of the shares we are registering, until June 22, 2001, without first obtaining our consent.


         o Stockholders who received our common stock in connection with the Spectrum Telecommunications Corp. transaction have agreed that an aggregate of 1,200,000 of the 3,000,000 total shares of our common stock issued to them will be held in escrow until August 9, 2001 to serve as security for the indemnification obligations of Spectrum and its stockholders pursuant to our purchase agreement with them.


         The selling stockholders have advised us that they may sell the shares in one or more transactions:

         o        at fixed prices;

         o        at market prices prevailing at the time of sale;

         o        at prices related to prevailing market prices; and/or

         o at varying prices determined at the time of sale or at negotiated prices.

         The sale of shares may be effected in transactions (which may involve crosses or block transactions):

         o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

         o        in the over-the-counter market;

         o in transactions otherwise than on such exchanges or in the over-the-counter market; or

         o        through the writing of options.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their sales in the market.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         o        such other facts as may be material to the transaction.

         Pursuant to our agreement with the selling stockholders, we will pay all expenses of the registration of the shares, including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or it will be entitled to the appropriate contribution.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION


We derived the following summary historical financial information from the audited and unaudited financial statements of Terremark Worldwide, Inc. and its predecessor, Terremark Holdings, Inc. for the periods presented. Financial information with respect to AmTec, Inc. is reflected for the period subsequent to the April 28, 2000 merger. Historical financial information with respect to AmTec, Inc. is included in our annual report on Form 10-K for the year ended March 31, 2000 which is incorporated by reference. The information presented is only a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and notes, which are included or incorporated by reference in this Registration Statement.

                       SUMMARY HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                                                                Three Months Ended
                                                                    Twelve Months Ended March 31,                     June 30,
                                                     -----------------------------------------------------      -------------------
                                                      2000        1999         1998       1997        1996        2000        1999
                                                     -------     -------     -------     -------     -----      -------      ------
STATEMENT OF OPERATIONS DATA:
Total revenues....................................   $15,390     $44,456     $37,632     $ 2,629     $  784     $  1,825     $5,475
Total cost of sales...............................     9,422      31,148      22,667         742         --          668      3,599
Other expenses....................................    12,001      12,684      13,869       1,925        982        6,654      2,715
(Loss) income from continuing operations..........    (6,033)        624       1,096         (38)      (198)      (5,497)      (839)
Net (loss) income.................................   $(6,033)    $   624     $ 1,096     $   (38)    $ (198)    $ (5,497)    $ (839)
Basic and diluted (loss) earnings per
  common share....................................   $ (0.09)    $  0.01     $  0.02     $    --     $   --     $  (0.04)    $(0.01)

                                                                          As of March 31,                         As of June 30,
                                                     -----------------------------------------------------      -------------------
                                                       2000        1999         1998       1997      1996        2000         1999
                                                     -------     -------     -------     ------     -----0      -------      ------
BALANCE SHEET DATA:
Real estate inventories...........................   $11,797     $12,888     $33,311     $ 9,483     $3,679     $ 11,873     $15,213
Total assets......................................   $77,998     $17,598     $42,931     $15,258     $4,850     $108,059     $10,274
Long term obligations(1)..........................   $28,632     $ 8,731     $32,081     $11,928     $3,954     $  2,025     $ 6,878
Shareholders' equity..............................   $   476     $ 6,510     $ 1,709     $   612     $  700     $ 95,780     $ 5,671


--------------------------
(1)   Long-term obligations include debt and capitalized lease obligations.
(2) Stockholders' equity as of March 31, 2000 and 1999 include approximately $4,777 in convertible preferred stock.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS.

         The following discussion should be read in conjunction with the information contained in our Consolidated Financial Statements and related notes thereto included elsewhere in this filing. The information is intended to facilitate an understanding and assessment of significant changes and trends related to our financial condition and results of operations.

         This report and other written reports and oral statements made from time to time by us may contain so-called "forward looking statements", all of which are subject to risks and uncertainties. You can identify these forward-looking statements by the use of words such as "expects", "plans", "will", "estimates", "forecasts", "projects" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and development programs. You must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward-looking statements. Factors that might cause such a difference include, without limitation, relationships with the Company's partners, political instability in countries in which the Company does business, the Company's ability to obtain proper funding for its business plan, decline in demand for the Company's services or products, the effect of general economic conditions generally, factors affecting real estate development or telecommunications and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. These factors also could include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

                            TERREMARK WORLDWIDE, INC.

OVERVIEW

         We are engaged in telecom services, telecom facilities management and real estate services. We were founded in 1982. On April 28, 2000, Terremark Holdings, Inc. completed a reverse merger with AmTec, Inc., a public company. Historical information of the surviving company is that of Terremark Holdings, Inc.


         Through an equity investment and other alliances, we provide long distance international telecommunication services, including telephony and data, to Asia and develop Internet Protocol (IP) fax services in Hong Kong, Guangdong Province of the People's Republic of China and Taiwan.


         We have combined our expertise in telecommunications and real estate operations by developing and managing facilities used by telecommunications companies and Internet service providers to house equipment and operate their business. Through our 80% owned subsidiary, ColoConnection, Inc., we plan to lease certain space within these facilities for build-out and sub-leasing to smaller carriers, Internet providers and web hosting companies.

         Our traditional commercial and mixed use development activities include concept development, acquisition of land, project design, equity and financing arrangement, construction, sales and leasing. We also develop and sell condominiums and condominium hotels under its Fortune House concept. Fortune House allows individual owners of condominium units to participate in a hotel-style rental program while not in residence.

         Under various service agreements, we currently manage commercial and residential property. Management activities include operations, maintenance, leasing and brokerage services.

         Real estate inventories consist of completed condominiums and condominiums under development. Real estate inventories, including capitalized interest and real estate taxes, are carried at the lower of cost or fair value determined by evaluation of individual projects. Acquisition, development and other indirect costs related to acquisition and development of real estate projects are capitalized. Interest and real estate taxes incurred relating to the construction of condominiums are capitalized during the active development period. The capitalized costs are relieved from inventory on the relative sales value method for each project as the related revenue is recognized. Real estate inventories do not include sales and marketing costs or the carrying costs of completed condominium units held for sale, which are expensed as incurred.

         Revenues from construction and development activities are recognized on a completed contract basis. The related profit is recognized in full when collectibility of the sale price is reasonably assured and the earnings process is substantially complete. Revenues and expenses related to the leasing, management, and financing activities are recognized at the time service is provided.

         Identifiable intangible assets consist primarily of certain rights, customer relationships and contracts. The identifiable intangible assets are amortized on the straight-line method over periods ranging from one to five years. Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in conjunction with business acquisitions and is amortized on the straight-line basis over a five year period.

SUBSEQUENT EVENT


         On May 31, 2000, we acquired Telecom Routing Exchange Developers, Inc., known as "T-Rex Developers", a facilities provider to the telecommunications industry. T-Rex Developers develops new facilities and converts existing properties for use as Telecom Routing Exchanges. These facilities are used by telecommunications companies to house their switches and provide leaseable space for internet service providers, content providers, co-location companies and other similar tenants. As part of the acquisition, we issued 8,000,000 shares of our common stock to the founders of T-Rex Developers, Thomas M. Mulroy and Clifford J. Preminger and their affiliates.

         On June 22, 2000, we acquired Post Shell Technology Contractors, Inc., a 17 year old Miami company with experience as a general contractor for complex construction, including telecommunications facilities. In connection with the acquisition, we issued 3,000,000 shares of our common stock to Post Shell shareholders.



         In August 2000, we acquired 80% of Spectrum Telecommunications Corp. ("Spectrum") common stock in exchange for three million shares of our outstanding stock and forgiveness of the outstanding balance due under Spectrum's line of credit, approximately $3.5 million, from us. We have an option, until February 2002, to acquire the remaining 20% of its shares. Spectrum is a Miami, Florida based provider of telecommunications services with operations in Brazil, Chile and Peru.



         On August 15, 2000, we acquired IXS.NET, an internet telephony service provider with operations primarily in the People's Republic of China, Hong Kong and Taiwan. Prior to the acquisition, we held debt of IXS.NET, which was convertible into 25% of its equity. In connection with the acquisition, we issued 412,500 shares of our common stock to IXS.NET shareholders.

THREE MONTHS ENDED JUNE 30, 2000 COMPARED TO THREE MONTHS ENDED JUNE 30, 1999.


         REVENUE. Revenue from real estate sales decreased $4 million, or 85.1%, from $4.7 million for the three months ended June 30, 1999 to $0.7 million for the three months ended June 30, 2000. Revenue for the three months ended June 30, 1999 is attributable to the sale of 24 condominium units. Only three units were sold during the comparable period in 2000. The decrease resulted from fewer units being available for sale. Commission income earned from lease signings increased $211,000 or 173.0%, from $122,000 for the three months ended June 30, 1999 to $333,000 for the three months ended June 30, 2000, due to the timing of lease renewals. Management fees charged with respect to the management of commercial and residential property increased $100,000, or 39.2%, from $255,000 for the three months ended June 30, 1999 to $355,000 for the three months ended June 30, 2000. The increase is a result of the acquisition of various office and telecom building management contracts. Construction fees increased $58,000, or 68.2%, from $85,000 for the three months ended June 30, 1999 to $143,000 for the three months ended June 30, 2000. The increase is attributable to the increase in the number of third party construction projects being managed. Dividends on redeemable preferred stock was $104,417 for the three months ended June 30, 1999 compared to $34,806 for the three months ended June 30, 2000. The preferred stock was converted to shares of our common stock on April 28, 2000. No revenues are realized in either period from our telecom services segments.



         COST OF REAL ESTATE SOLD. Cost of real estate sold decreased by $3.0 million, or 85.7%, from $3.5 million for the three months ended June 30, 1999 to $0.5 million for the three months ended June 30, 2000, which is attributable to the decrease in condominium units sold.



         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $1.4 million, or 73.7%, from approximately $1.9 million for the three months ended 27 June 30, 1999 to approximately $3.3 million for the three months ended June 30, 2000. This increase is attributable to additional operating expenses related to AmTec and T-Rex operations subsequent to their acquisition.



         SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $569,000 for the three months ended June 30, 1999 to $800,000 for the three months ended June 30, 2000, representing an increase of $231,000, or 40.6%. Sales and marketing expenses were incurred in connection with the promotion of sales of condominium units. For the three months ended June 30, 1999, Terremark was marketing one condominium project compared to two during the three months ended June 30, 2000.


         DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased from $17,000 for the three months ended June 30, 1999 to $1.6 million for the three months ended June 30, 2000. The increase resulted primarily from amortization of intangible assets associated with the merger with AmTec and the acquisition of both T-Rex and Post Shell.

         INTEREST INCOME. Interest income increased from $4,000 for the three months ended June 30, 1999 to $163,000 for the three months ended June 30, 2000, due to an increase of approximately $28.1 million in cash resulting from the sale of approximately 68.7 million common shares.


         OTHER INCOME (EXPENSE). Other income decreased from $60,000 for the three months ended June 30, 1999 to $(703,000) for the three months ended June 30, 2000. This decrease is primarily the result of operating costs, including interest expense, associated with Terremark Centre, prior to sale. These costs are considered non-recurring.


         NET LOSS. Overall net loss increased from $(839,000) for the three months ended June 30, 1999 to $(5.5) million for the three months ended June 30, 2000. This was primarily due to the decrease in net revenues from the sale of condominiums, amortization of identifiable intangibles and goodwill and the additional operating expenses related to AmTec and T-Rex operations subsequent to their acquisition.

         LIQUIDITY AND CAPITAL RESOURCES. Cash flows provided by operations for the three months ended June 30, 1999 was $2.2 million compared to cash used in operations of $7.3 million for the three months ended June 30, 2000, a decrease of $9.1 million. The decrease in cash flows resulted primarily from the net loss.



         Cash flows used in investing activities for the three months ended June 30, 1999 was $30,000 compared to $53.8 million provided by investing activities for the three months ended June 30, 2000, an increase in cash flow of $53.5 million. Cash flows from investing activities increased primarily due to the sale of Terremark Centre accounted for as real estate held for sale.


         Cash flows used in financing activities for the three months ended June 30, 1999 was $1.8 million compared to cash flows used by financing activities of $38.7 million for the three months ended June 30, 2000, an increase of $36.9 million. The increase resulted primarily from the repayment of debt of approximately $68.4 million, partially offset by $28.1 million provided from the sale of common stock.

         In April 2000, we purchased, for $3.5 million, a 26.9% ownership interest in Boca Technology Center, LLC, an entity formed for the purpose of acquiring and operating the property formerly known as Blue Lake Technology Center, a 1,770,000 square foot mixed use facility in Boca Raton, Florida.

         In March 2000, we purchased, for $447,930, a 19.8% membership interest in Cleveland Technology Center, LLC, an entity formed for the purpose of acquiring and operating the property formerly known as The Cleveland Technology Center, a 475,000 square foot mixed use facility in Cleveland, Ohio.

         Historically, we have met our capital requirements primarily through debt financing and operating cash flow. Debt financing primarily includes the following three loans: (1) loan from a commercial lender, secured by a first mortgage on real estate which has been reduced from $5.6 million at June 30,1999 to $2.1 million at June 30, 2000; (2) a $7.5 million line of credit from a commercial lender, secured by a first mortgage on real estate with approximately $2.0 million outstanding at June 30, 2000; (3) an unsecured loan from a corporation with a balance at June 30, 2000 of approximately $1.5 million.

         On July 25, 2000, we borrowed $7.5 million from an individual secured by a first mortgage on certain real estate inventory. The loan accrues interest at 12.0% per annum, payable monthly and matures on March 1, 2001. In conjunction with the new loan, we canceled our $7.5 million line of credit with a financial institution and are actively negotiating to reinstate the line of credit on an unsecured basis.

         We believe that our cash and cash equivalents, borrowing capacity and access to other financing sources will be adequate to meet our anticipated short-term and long-term liquidity requirements, including scheduled debt repayments and capital expenditures.

         In conjunction with our recent acquisitions, we have assumed operating lease commitments and other debt obligations. We may need to raise additional funds or obtain third party financing to support our expansion and development activities. Although we believe that financing is available, there can be no assurance that we will be able to obtain the same, or if available, that the terms will be acceptable.

         INFLATION. The general rate of inflation in the United States has been insignificant over the past several years and has not had a material impact on our results of operations. As we expand international operations, inflation rates in those countries could impact our results of operations.

         MARKET RISK. We have not entered into any financial instruments for trading or hedging purposes.

         We are not exposed to fluctuations in foreign currencies relative to the U.S. dollar. As we expand international operations, we anticipate we will be exposed to such fluctuations. We may enter into hedging instruments to mitigate any potential exposure.

         The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses is a reasonable approximation of their fair value.

         Economic, interest rates and other conditions greatly impact the real estate market. It is possible that our operations will not generate income sufficient to meet our operating expenses or will generate income and capital appreciation, if any, at a rate less than that anticipated or available through comparable real estate or other investments.

         The real estate industry is cyclical and affected by changes in general and local economic and other conditions including employment levels, demographic considerations, availability of financing, interest rate levels, consumer confidence and real estate demand. In addition, developers are subject to various risks, many of them outside their control including competitive overbuilding, availability and cost of property, materials and labor, adverse weather conditions which cause delays in construction schedules, cost overruns, changes in government regulations pertaining to building standards or environmental matters, increase in real estate taxes and other local government fees and acts of God, such as hurricanes and floods.

         We cannot predict whether interest rates will be at levels attractive to prospective tenants or buyers and any increase in interest rates could affect our business adversely.

                            TERREMARK HOLDINGS, INC.


         The following management's discussion and analysis of financial condition and results of operation is based on Terremark's historical information prior to the merger.


OVERVIEW

         Terremark Holdings, Inc. was formed in 1980 and along with its subsidiaries, is engaged in the development, construction, sale, leasing, management and financing of various real estate projects. Terremark has provided this diversified range of services to private and institutional investors, as well as for its own account. The real estate projects with which Terremark has been involved have ranged from retail to high-rise office complexes, mixed use projects, to condominiums, condominium hotels, and governmental assisted housing.

         Terremark is also involved in certain ancillary businesses, which complement its core development operations. Specifically, Terremark engages in brokering financial services, property management, construction, construction management, condo hotel management, residential sales and commercial leasing and brokerage, and advisory services.

         Terremark has been active both locally and internationally, although its current projects are all located in South Florida. Terremark considers that its success is attributable to its team approach which interconnects all of the various divisions of Terremark and its focus on the most important step in the development process, which it believes is the identification and analysis of viable opportunities.


         On April 28, 2000, Terremark merged with AmTec, Inc., a company that provides value-added telecommunications services to and from the Far East and has telecommunications investments in the People's Republic of China. AmTec initially focused its business on China because of China's large and rapidly growing need for telecommunications services and its requirement for foreign capital and technology to meet that need. More recently, AmTec has formed a joint venture with Fusion Telecommunications International to provide telecom services, both voice and data, to and from Asia. AmTec has also invested in IXS.NET, Inc. to provide fax services over the Internet, prepaid credit cards and other Internet Protocol based services. AmTec's joint venture operations in six cellular networks in Hebei Province in Northeast China have been terminated. AmTec continues to have a joint venture with the Electronics Industry Department of Hebei Province and are repositioning that joint venture with a view to providing Internet Protocol fax, voice and other services which can be transmitted over digital telephone lines or the Internet.

YEAR ENDED MARCH 31, 2000 COMPARED TO YEAR ENDED MARCH 31, 1999


         REVENUE. Revenue from real estate sales decreased $31 million, or 73.8%, from $42 million in 1999 to $11 million in 2000. 1999 revenue of $42 million from real estate sales is attributable to the sale of 223 condominium units while 2000 revenue of $11 million is attributable to the sale of 54 condominium units. Commission income earned from lease signings increased $200,000, or 20.0%, from $1.0 million in 1999 to $1.2 million in 2000 due to the timing of lease renewals. Development fees increased $720,000, or 115.2%, from $625,000 in 1999 to $1.35 million in 2000. The increase is due to the signing of development agreements in 2000. Management fees charged with respect to the management of commercial and residential property increased $301,000, or 39.2%, from $768,000 in fiscal 1999 to $1.1 million in fiscal 2000. The increase is a result of the acquisition of various office building management contracts. Construction fees of $749,000 in 2000 pertained to the management of various construction projects. Terremark did not generate any construction fees in 1999.



         COST OF REAL ESTATE SOLD. Cost of real estate sold decreased by $22.2 million, or 71.4%, from $31.1 million for the year ended March 1999 to $8.9 million for the year ended March 2000, which is attributable to the decrease in condominium unit sales. The decrease in gross margin as percentage of sales revenue from 25.9% in 1999 to 19.4% in 2000 is mainly attributable to reduced margins on the final sell-out of certain condominium units.



         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $1.9 million, or 31.5%, from approximately $6.0 million in 1999 to approximately $7.9 million in 2000. This increase is attributable primarily to increased costs related to hospitality and management services.

         SALES AND MARKETING EXPENSES. Sales and Marketing Expenses decreased from $5.5 million in 1999 compared to $2.9 million in 2000, representing a decrease of $2.6 million, or 46.5%. Sales and marketing expenses were used to promote sales of condominium units.


         DEPRECIATION EXPENSE. Depreciation expense increased from $50,000 to $81,000, an increase of 62.0%, which resulted from the increase in furniture and computer equipment.


         INTEREST INCOME. Interest income decreased $41,000, or 15.6%, in 2000, from $263,000 in 1999 to $222,000 in 2000, due to a decrease in cash balances.



         INTEREST EXPENSE, NET OF CAPITALIZED INTEREST. Interest expense decreased $695,000, or 46.3%, in 2000, from $1.5 million in 1999 to $805,000 in
2000, due to a decrease in debt financing used to fund the completion of a condominium project in 1999.



         OTHER (EXPENSE) INCOME. Other (expense) income decreased in 2000, from income of $167,000 in 1999 to expense of $69,000 in 2000. This decrease is a result of the net operating loss associated with carrying costs of real estate held for sale.



         DIVIDEND ON PREFERRED STOCK. Dividend on redeemable preferred stock was $417,669 in fiscal 2000. The preferred stock was issued on March 31, 1999.




         NET (LOSS) INCOME. Overall net income was down $5.4 million, or 43.1%, from $624,000 in 1999 to $(6.0) million in 2000. This was due to the decrease in real estate revenue and increase in general and administrative expenses in 2000 as compared to 1999.






YEAR ENDED MARCH 31, 1999 COMPARED TO YEAR ENDED MARCH 31, 1998



         REVENUE. Revenue from real estate sales increased $5.0 million, or 13.5%, from $37 million in 1998 to $42.0 million in 1999. Revenue in 1999 from real estate sales includes condominium unit sales of $47.0 million. Revenue from real estate sales in 1998 includes the sale of land for $23.8 million and condominium unit sales of $13.2 million. Commission income earned from leasing increased $860,000, from $162,000 in 1998 to $1,022,000 in 1999 due to the timing of lease renewals. The increase in development fees from $0 in 1998 to $625,000 in 1999 is due to the signing of various project development agreements in 1999. Management fees charged with respect to the management of commercial and residential property more than doubled, increasing from $312,000 in 1998 to $768,000 in 1999 as a result of the acquisition of various office building management contracts. Construction fees in 1998 were related to the management of a construction project. Terremark did not generate any construction fees in 1999.

         COST OF REAL ESTATE SOLD. Cost of real estate sold increased by $8.4 million, or 37.0%, from $22.7 million for the year ended March 1998 to $31.1 million for the year ended March 1999, which is attributable to an increase in condominium unit sales. The decrease in gross margin as percentage of sales revenue from 38.8% in 1998 to 25.9% in 1999 is mainly attributable to the sale of land in 1998 which had a gross margin of 55.0%.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses fell by 14.3% from approximately $7.0 million in 1998 to approximately $6.0 million in 1999. This decrease is attributable to a fee to a financial institution for a loan commitment, internal costs related to the sale of land and an increase in compensation to existing employees, all of which was paid in 1998.

         SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $1.8 million in 1998 to $5.5 million in 1999, representing an increase of over 200%. Sales and marketing expenses were used to promote sales of condominium units.

         DEPRECIATION EXPENSE. Depreciation expense increased from $19,000 to $50,000, an increase of 163.2%, which resulted from the increase in furniture and computer equipment.

         INTEREST INCOME. Interest income increased 224.7% from $81,000 in 1998 to $263,000 in 1999, due to an increase in cash balances.

         INTEREST EXPENSE, NET OF CAPITALIZED INTEREST. Interest expense increased 25.0% in 1999, from $1.2 million in 1998 to $1.5 million in 1999 due to an increase in debt financing used to fund the completion of a condominium project.


         OTHER INCOME. Other income increased 173.8% in 1999, from $61,000 in 1998 to $167,000 in 1999. This increase is a result of rental income from condominium units and a lease cancellation fee.

         NET INCOME. Overall net income decreased 43.3%, from $1.1 million in 1998 to $624,000 in 1999. This was primarily due to the reduced gross margin realized on the sale of real estate compared to 1998.


LIQUIDITY AND CAPITAL RESOURCES

         Cash flows provided by operations for the year ended March 31, 1999 was $15.9 million compared to $7.4 million used in operations for the same period in 2000, a decrease of $23.3 million or approximately 146.5%. The increase in cash flows used in operations resulted primarily from a reduction in proceeds from the sale of condominium units.


         Cash flows used in investing activities for the year ended March 31, 1999 was $194,000 compared to $735,000 used in investing activities for the same period in 2000, a increase of $541,000. Cash flows from investing activities decreased primarily because of purchase of fixed assets.


         Cash flows used in financing activities for the year ended March 31, 1999 was $19.2 million compared to cash flows provided in financing activities of $8.7 million for the same period in 2000, an increase of $27.9 million. The increase in cash from financing activities resulted primarily from an increase in new borrowings (net of payments on loans), related to condominium projects.


         In the year ended, March 31, 1999, Terremark spent approximately $8.9 million on capital expenditures related primarily to properties which were completed and partially sold in fiscal year 1999 and will continue to be sold beyond fiscal year 1999. In the year ended, March 31, 2000, Terremark spent approximately $8.9 million on capital expenditures related to the development of a new condominium project.



         Terremark's long-term capital requirements consist of funds for investment in development projects as well as for debt service. Historically, Terremark has met its capital requirements primarily through debt financing and operating cash flow. The primary debt financing is a loan from a commercial lender, secured by a first mortgage on the real estate and guaranteed by a majority shareholder for approximately $28.3 million and a financing from a corporation for approximately $27.1 million guaranteed by the Company. The financing was used to acquire the general and limited partnership interests that comprise Terremark Centre, Ltd. Other debt financing includes the following two loans: (1) loan from a commercial lender, secured by a first mortgage on real estate and guaranteed by the majority shareholder. This loan has also been substantially reduced from $17.5 million in March 31,1998 to $2.7 million in 2000. (2) a line of credit from a commercial lender, secured by a first mortgage on real estate and guaranteed by a shareholder. As of March 31, 2000, the balance outstanding is approximately $14.6 million.


         We believe that our cash and cash equivalents, cash generated from operations, borrowing capacity and access to other financing sources will be adequate to meet its anticipated short-term and long-term liquidity requirements, including scheduled debt repayments and capital expenditures.

INFLATION

         We operate in the United States. The general rate of inflation has been insignificant over the past several years and has not had a material impact on our results of operations.

MARKET RISK

         One of the major risks of developing and investing in real estate is the possibility that properties will not generate income sufficient to meet operating expenses and will generate income and capital appreciation, if any, at a rate less than that anticipated or available through investment in comparable real estate or other investments. The real estate industry is cyclical and affected by changes in general and local economic and other conditions including employment levels, demographics considerations, availability of financing, interest rate levels, consumer confidence and real estate demand. Economic conditions in ancillary markets.

         In addition, developers are subject to various risks, many of them outside the control of the developer including competitive overbuilding, availability and cost of property, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations pertaining to building standards or environmental matters, increases in real estate taxes and other local government fees and acts of God, such as hurricanes and floods. Terremark cannot predict whether interest rates will be at levels attractive to prospective tenants or buyers and any increase in interest rates could affect Terremark's business adversely.

SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

         SIGNIFICANT ACCOUNTING POLICIES. Real estate inventories consist of completed condominiums and condominiums under development. Real estate inventories, including capitalized interest and real estate taxes, are carried at the lower of cost or fair value determined by evaluation of individual projects. Acquisition, development, interest and other indirect costs related to acquisition and development of real estate projects are capitalized. The capitalized costs are charged to earnings as the related revenue is recognized. Sales and marketing costs and the carrying costs of condominium units completed and held for sale are expensed as incurred. Total land, development, and common costs are apportioned on the relative sales value method for each project.

         Revenues from construction and development activities are recognized on a completed contract basis. The related profit is recognized in full when collectibility of the sale price is reasonably assured and the earnings process is substantially complete. Revenues and expenses related to the leasing, management and financing activities are recognized at the time service is provided.

         NEW ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (FASB
133), "Accounting for Derivative Instruments and Hedging Activities," which becomes effective and is required to be adopted in years beginning after June 15, 2000. FASB 133 requires all derivatives to be recorded in the balance sheet at fair value. FASB 133 establishes the accounting procedures for hedges that will affect the timing of recognition and the manner in which hedging gains and losses are recognized in our financial statements. Derivatives that are not hedges must be adjusted to fair value through income. If derivatives are hedges, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or will be recognized in other comprehensive income until the hedged item is recognized in earnings. We have no derivative instruments.

                                  LEGAL MATTERS


         Greenberg Traurig, P.A., Miami, Florida, has passed upon the validity of the issuance of the shares being offered by this prospectus.


                                     EXPERTS

         The financial statements as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000 of Terremark Holdings, Inc. included in this Registration Statement on Form S-3 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


         The financial statements incorporated in this registration statement by reference from the Annual Report on Form 10-K of Terremark Worldwide, Inc. (formerly known as AmTec, Inc.) for the year ended March 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.






                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549 and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission, including us. The site's address is http://www.sec.gov. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below which have been filed with the Commission and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the
"Exchange Act"), until we sell all the securities offered by this prospectus:




         1.       our current report on Form 8-K filed May 15, 2000;

         2.       our annual report on Form 10-K405 filed June 29, 2000;

         3.       our current report on Form 8-K filed June 30, 2000;

         4. our definitive proxy statement on Form 14A dated July 28, 2000;

         5.       our quarterly report on Form 10-Q filed on August 14, 2000;
                  and

         6.       our current report on Form 8-K/A filed August 23, 2000.


         We have filed each of these documents with the Commission and they are available from the Commission's Internet site and public reference rooms described under "Where you can obtain additional available information about us" above. You may also request a copy of these filings, at no cost, by writing or calling us at the following address:

                                Brian K. Goodkind

              Executive Vice President and Chief Operating Officer

                            Terremark Worldwide, Inc.
                             2601 S. Bayshore Drive
                          Coconut Grove, Florida 33133

         Telephone requests may be directed to Brian K. Goodkind at
(305) 856-3200.

                            TERREMARK WORLDWIDE, INC.

                          INDEX TO FINANCIAL STATEMENTS

  PRO FORMA (UNAUDITED):
    Pro Forma Condensed Consolidated Statement of Operations for the year ended
       March 31, 2000.........................................................................              F-1
    Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year
       ended March 31, 2000...................................................................              F-3
    Pro Forma Condensed Consolidated Statement of Operations for the three months ended
       June 30, 2000..........................................................................              F-4
    Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three
       months ended June 30, 2000.............................................................              F-5


  HISTORICAL:
    Annual Periods - Terremark Holdings, Inc.
       Report of Independent Certified Public Accountants.....................................              F-7
       Consolidated Balance Sheets as of March 31, 2000 and 1999..............................              F-8
       Consolidated Statements of Operations for the years ended
         March 31, 2000, 1999 and 1998........................................................              F-9
       Consolidated Statement of Changes in Stockholders' Equity for the years ended
         March 31, 2000, 1999 and 1998........................................................              F-10
       Consolidated Statements of Cash Flows for the years ended
         March 31, 2000, 1999 and 1998........................................................              F-11
       Notes to Consolidated Financial Statements.............................................              F-13


    Quarterly Periods (Unaudited) - Terremark Worldwide, Inc.
       Consolidated Balance Sheets as of June 30, 2000 and March 31, 2000.....................              F-28
       Consolidated Statements of Operations for the three months ended
         June 30, 2000 and 1999...............................................................              F-29
       Consolidated Statement of Changes in Stockholders' Equity for the three months ended
         June 30, 2000........................................................................              F-30
       Consolidated Statements of Cash Flows for the three months ended
         June 30, 2000 and 1999...............................................................              F-31
       Notes to Consolidated Financial Statements.............................................              F-32



                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


The following unaudited pro forma condensed consolidated financial statements (the "pro forma financial statements") are derived from historical financial statements of Terremark Holdings and AmTec, and have been prepared to illustrate the effects of the merger of Terremark Holdings and AmTec, including Vistagreen's acquisition of a 35% ownership interest in the merged company with proceeds from repayment of the notes delivered by Terremark to Vistagreen for the purchase of Terremark Centre as described below.



The unaudited pro forma condensed statements of operations for the three months ended June 30, 2000 and for the year ended March 31, 2000 give effect to the merger of Terremark and AmTec as if the transaction had occurred on April 1, 1999. An unaudited pro forma balance sheet illustrating the merger transaction is not provided, since the transaction is already reflected in the unaudited balance sheet as of June 30, 2000, which is included in the unaudited financial statements as of and for the period ended June 30, 2000, appearing elsewhere in this document.



The pro form financial statements are unaudited and do not purport to be indicative of actual results of operations that would have been reported had such events actually occurred on the dates specified, nor do they purport to be indicative of Terremark Worldwide's future results. No estimates of future cost savings related to among other things, administrative consolidations and other efficiencies have been reflected in these pro forma financial statements. The pro forma financial statements, including the notes thereto, should be read in conjunction with the audited and unaudited historical financial statements, including the notes thereto, appearing elsewhere in this document or incorporated by reference.



The merger transaction resulted in Terremark Holdings' shareholders receiving a majority of the combined company's voting common stock. Accordingly, the merger was treated as a reverse acquisition for accounting purposes, with Terremark Holdings as the acquirer. After the merger, comparative historical information of the combined company is that of Terremark Holdings. Subsequent to the merger, the company has been known as Terremark Worldwide, Inc.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                        For the year ended March 31, 2000
                    (Dollars in thousands except share data)


                                               Terremark                 AmTec              Merger               Company
                                               Historical            Historical          Adjustments(a)         Pro Forma
                                              -------------        -------------        -------------         -------------
Total revenues                                $      15,390        $          --        $          --         $      15,390

Expenses
   Cost of real estate sold and services              9,422                   --                   --                 9,422
   Selling, general and administrative               10,851                4,350                   --                15,201
   Depreciation and Amortization                         81                   --                7,329                 7,410
                                              -------------        -------------        -------------         -------------
              Operating expenses                     20,354                4,350                7,329                32,033
                                              -------------        -------------        -------------         -------------

   Loss from operations                              (4,964)              (4,350)              (7,329)              (16,643)

Other (expense) income
   Equity in losses of affiliate and
     unconsolidated subsidiary                           --                 (318)                  --                  (318)
   Interest income                                      222                   --                   --                   222
   Interest expense                                    (804)                  --                   --                  (804)
   Other (expense) income                                38                   94                   --                   132
   Dividend on preferred stock                         (418)                (350)                 418                  (350)
                                              -------------        -------------        -------------         -------------
              Total other (expense) income             (962)                (574)                 418                (1,118)
                                              -------------        -------------        -------------         -------------
   Loss before income taxes                          (5,926)              (4,924)              (6,911)              (17,761)

Income taxes
   Current tax expense                                  107                   --                   --                   107
   Deferred tax expense                                  --                   --                   --                    --
                                              -------------        -------------        -------------         -------------
           Total income tax expense                     107                   --                   --                   107
                                              -------------        -------------        -------------         -------------

   Net loss                                   $      (6,033)       $      (4,924)       $      (6,911)        $     (17,868)
                                              =============        =============        =============         =============
Loss per share
   Basic and Diluted                          $       (0.09)       $       (0.15)                             $       (0.10)
                                              =============        =============                              =============
   Weighted average shares outstanding
   Basic and Diluted (b)                         70,685,845           33,960,017           76,576,334           181,222,196
                                              -------------        -------------        -------------         -------------


NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2000



(a) Merger adjustments include approximately $7,329,000 in amortization from April 1, 1999 through March 31, 2000 of goodwill resulting from the excess purchase price of AmTec over the estimated fair value of AmTec's identifiable assets and liabilities. The purchase price was approximately $49.9 million and goodwill resulting from the purchase price allocation was approximately $35.5 million. The goodwill amortization period is five years and is based on preliminary studies and valuations of AmTec by a third party. Management does not believe that the final purchase price allocation and resulting amortization will produce materially different results than those reflected herein.



         Merger adjustments also include the elimination of approximately $418,000 in dividends on Terremark preferred stock, which was converted into common shares in conjunction with the Terremark and AmTec merger transaction.


(b) Basic weighted average shares represents the total number of shares issued to related shareholders in the merger and includes the conversion of Terremark's shares to shares in the merged company as if such conversion had occurred at April 1, 1999.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                    For the three months ended June 30, 2000
                    (Dollars in thousands except share data)



                                                  Terremark                 AmTec                Merger               Company
                                                  Historical           Historical (a)        Adjustments (b)          Pro Forma
                                                -------------          -------------         --------------         -------------
Total revenues                                  $       1,825          $          --          $          --         $       1,825

Expenses
    Cost of real estate sold and services                 668                     --                     --                   668
    Selling, general and administrative                 4,067                    303                     --                 4,370
    Depreciation and amortization                       1,594                     --                    611                 2,205
                                                -------------          -------------          -------------         -------------
        Operating expenses                              6,329                    303                    611                 7,243
                                                -------------          -------------          -------------         -------------
    Loss from operations                               (4,504)                  (303)                  (611)               (5,418)

Other (expense) income
    Equity in losses of affiliate and
      unconsolidated subsidiary                          (174)                    --                     --                  (174)
    Interest income                                       163                     --                     --                   163
    Interest expense                                     (245)                    --                     --                  (245)
    Other (expense) income                               (702)                    33                     --                  (669)
    Dividend on preferred stock                           (35)                    --                     35                    --
                                                -------------          -------------          -------------         -------------
        Total other (expense) income                     (993)                    33                     35                  (925)
                                                -------------          -------------          -------------         -------------

    Loss before income taxes                           (5,497)                  (270)                  (576)               (6,343)

Income taxes
    Current tax expense                                    --                     --                     --                    --
    Deferred tax expense                                   --                     --                     --                    --
                                                -------------          -------------          -------------         -------------
      Total income tax expense                             --                     --                     --                    --
                                                -------------          -------------          -------------         -------------
    Net Loss                                    $      (5,497)         $        (270)         $        (576)        $      (6,343)
                                                =============          =============          =============         =============


Loss per share
    Basic and Diluted                           $       (0.04)                                                      $       (0.03)
                                                =============                                                       =============
    Weighted average shares outstanding

    Basic and Diluted (c)                         152,996,230                                    35,325,641           188,321,871
                                                =============                                 =============         =============


NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2000

(a) AmTec Historical represents the results of operations of AmTec for the period April 1, 2000 through April 28, 2000 and are unaudited.


(b) Merger adjustments include approximately $611,000 in amortization from April 1, 2000 through April 28, 2000 of goodwill resulting from the excess purchase price of AmTec over the estimated fair value of AmTec's identifiable assets and liabilities. The purchase price was approximately $49.9 million and goodwill resulting from the purchase price allocation was approximately $35.5 million. The goodwill amortization period is five years and is based on preliminary studies and valuations of AmTec by a third party. Management does not believe that the final purchase price allocation and resulting amortization will produce materially different results than those reflected herein.



         Merger adjustments also include the elimination of approximately $35,000 in dividends on Terremark preferred stock, which was converted into common shares in conjunction with the Terremark and AmTec merger transaction.


(c) Basic weighted average shares represents the total number of shares issued to related shareholders in the merger and includes the conversion of Terremark's shares to shares in the merged company as if such conversion had occurred at April 1, 2000.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors of
Terremark Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Terremark Holdings, Inc. and its subsidiaries at March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

Fort Lauderdale, Florida
June 26, 2000

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                          MARCH 31,
                                                              -------------------------------
                                                                  2000               1999
                                                              ------------       ------------
             ASSETS
Real estate inventories                                       $ 11,797,306       $ 12,888,206
Cash and cash equivalents                                        3,391,977          2,808,033
Restricted cash                                                    506,776             31,317
Accounts receivable                                                777,307            589,578
Notes receivable                                                 2,755,413            337,050
Furniture and equipment, net of accumulated depreciation
    of $133,943 and $52,679, respectively                        1,010,735            191,018
Other assets                                                     1,977,373            752,389
Real estate held for sale                                       55,781,259                 --
                                                              ------------       ------------
      Total assets                                            $ 77,998,146       $ 17,597,591
                                                              ============       ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                 $ 72,784,079       $  8,630,556
Trade payable and other liabilities                              4,083,039          1,734,280
Interest payable                                                    72,914            387,696
Tenant and customer deposits                                       458,962            235,396
Deferred revenue                                                   122,721            100,000
                                                              ------------       ------------
                                                                77,521,715         11,087,928
                                                              ------------       ------------

Preferred stock, $1 par value, 4,176,693 shares
    authorized, issued and outstanding                           4,176,693          4,176,693
Common stock, $.001 par value, 300,000,000
    authorized; 70,685,845 shares issued and outstanding            70,686             70,686
Paid in capital                                                  7,954,010          7,954,010
Retained deficit                                               (11,724,958)        (5,691,726)

Commitments and contingencies (Note 11)
                                                              ------------       ------------
                                                                   476,431          6,509,663
                                                              ------------       ------------
      Total liabilities and stockholders' equity              $ 77,998,146       $ 17,597,591
                                                              ============       ============



       The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------

                                                                        FOR THE YEARS ENDED MARCH 31,
                                                             --------------------------------------------------
                                                                 2000               1999               1998
                                                             ------------       ------------       ------------
Revenues
    Real estate sales                                        $ 11,008,332       $ 42,041,391       $ 37,038,299
    Commission income                                           1,218,647          1,021,560            162,367
    Development fees                                            1,345,000            625,000                 --
    Management fees                                             1,069,176            768,161            311,791
    Construction fees                                             749,262                 --            120,000
                                                             ------------       ------------       ------------
        Operating revenues                                     15,390,417         44,456,112         37,632,457
                                                             ------------       ------------       ------------
Expenses
    Cost of real estate sold                                    8,867,641         31,147,530         22,666,891
    Construction expenses                                         554,610                 --                 --
    General and administrative expenses                         7,917,793          6,020,047          7,023,862
    Sales and marketing expenses                                2,933,125          5,479,561          1,783,621
    Provision for write down of real estate inventories                --                 --          3,891,911
    Bad debt expense                                                   --             71,472             81,900
    Depreciation and amortization                                  81,264             50,012             19,475
                                                             ------------       ------------       ------------
        Operating expenses                                     20,354,433         42,768,622         35,467,660
                                                             ------------       ------------       ------------
    (Loss) income from operations                              (4,964,016)         1,687,490          2,164,797
                                                             ------------       ------------       ------------
Other income (expense)
    Interest income                                               222,062            263,179             80,944
    Interest expense                                             (804,785)        (1,493,539)        (1,210,191)
    Other (expense) income                                        (68,824)           167,056             61,000
    Dividend on preferred stock                                  (417,669)                --                 --
                                                             ------------       ------------       ------------
        Total other expense                                    (1,069,216)        (1,063,304)        (1,068,247)
                                                             ------------       ------------       ------------
    (Loss) income before income taxes                          (6,033,232)           624,186          1,096,550

Income taxes
    Current tax expense                                                --                 --            106,924
    Deferred tax (benefit)                                             --                 --           (106,924)
                                                             ------------       ------------       ------------
      Total income tax expense                                         --                 --                 --
                                                             ------------       ------------       ------------
    Net (loss) income                                        $ (6,033,232)      $    624,186       $  1,096,550
                                                             ============       ============       ============
    Basic and diluted (loss) earnings per common share       $      (0.09)      $       0.01       $       0.02
                                                             ============       ============       ============
    Weighted average common shares outstanding                 70,685,845         70,685,845         70,685,845
                                                             ============       ============       ============


        The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                                 STOCKHOLDERS' EQUITY
                            ---------------------------------------------------------------
                                               COMMON STOCK
                                              PAR VALUE $.001
                                           --------------------   ADDITIONAL
                             PREFERRED       ISSUED                PAID-IN       RETAINED
                               STOCK         SHARES      AMOUNT    CAPITAL       DEFICIT
                            -----------    ----------   -------   ----------   ------------
Balance at March 31, 1997   $        --    70,685,845   $70,686   $7,954,010   $ (7,412,462)

Net income                                                                        1,096,550
                            -----------    ----------   -------   ----------   ------------

Balance at March 31, 1998            --    70,685,845    70,686    7,954,010     (6,315,912)

Preferred stock issued in
    conversion of
    debt (4,176,693
    shares $1/share)          4,176,693
Net income                                                                          624,186
                            -----------    ----------   -------   ----------   ------------

Balance at March 31, 1999     4,176,693    70,685,845    70,686    7,954,010     (5,691,726)

Net loss                                                                         (6,033,232)
                            -----------    ----------   -------   ----------   ------------

Balance at March 31, 2000   $ 4,176,693    70,685,845   $70,686   $7,954,010   $(11,724,958)
                            ===========    ==========   =======   ==========   ============


        The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

                                                                               FOR THE YEARS ENDED MARCH 31,
                                                                   --------------------------------------------------
                                                                       2000               1999               1998
                                                                   ------------       ------------       ------------
Cash flows from operating activities:
    Net (loss) income                                              $ (6,033,232)      $    624,186       $  1,096,550
    Adjustments to reconcile net (loss) income to net cash
      provided by (used in) operating activities
        Depreciation                                                     23,967             38,847             19,475
        Amortization of loan costs to interest expense                  137,749            118,362            169,557
        Amortization of capital lease                                    57,297             11,165                 --
        Write off of bad debt                                                --             71,472             81,900
        Gain on sale of building                                             --                 --            (61,690)
        Write-down of Terremark Centre                                  443,627
        Provision for impairment of real estate inventories                  --                 --          3,891,911
        (Increase) decrease in:
           Real estate inventories:
             Additions to real estate inventories                    (8,904,807)        (8,940,739)       (34,115,795)
             Capitalized interest and real estate taxes                 (71,027)        (1,784,057)        (2,816,879)
             Cost of real estate inventories conveyed                 9,905,620         31,147,530         22,666,851
           Restricted cash                                             (212,335)           (14,317)           586,105
           Accounts receivable                                          164,172           (598,887)           237,511
           Shareholder receivable                                            --            548,795         (1,377,657)
           Notes receivable                                          (2,418,363)           387,592           (371,990)
           Receivable from affiliate                                         --                 --            872,090
           Other assets                                                (263,702)           973,703         (1,316,223)
        Increase (decrease) in:
           Trade payable and other liabilities                          189,121         (1,880,818)         1,302,035
           Tenant and customer deposits                                (109,559)        (2,343,056)         1,754,552
           Interest payable                                            (351,312)        (2,286,367)           (66,025)
           Deferred revenue                                              22,721           (217,934)           317,934
                                                                   ------------       ------------       ------------
             Net cash (used in) provided by operating activities     (7,420,063)        15,855,477         (7,129,788)
                                                                   ------------       ------------       ------------

Cash flows from investing activities:
    Purchase of fixed assets                                           (730,718)          (194,496)           (13,290)
    Assets acquired under capital lease                                 (14,691)                --                 --
    Sale of building                                                         --                 --            564,884
    Cash acquired in acquisition of Terremark Centre                     10,250                 --                 --
    Cash acquired in acquisition of Grove Hill, Ltd.                         --                 --            935,308
                                                                   ------------       ------------       ------------
             Net cash (used in) provided by investing activities       (735,159)          (194,496)         1,486,902
                                                                   ------------       ------------       ------------

Cash flows from financing activities:
    New borrowings                                                   17,861,701         18,136,761         26,881,503
    Payments on loans                                                (9,122,535)       (37,410,591)       (17,850,094)
    Cash overdraft                                                           --             44,704                 --
                                                                   ------------       ------------       ------------
             Net cash provided by (used in) financing activities      8,739,166        (19,229,126)         9,031,409
                                                                   ------------       ------------       ------------
               Net increase (decrease) in cash                          583,944         (3,568,145)         3,388,523

Cash and cash equivalents at beginning of year                        2,808,033          6,376,178          2,987,655
                                                                   ------------       ------------       ------------
Cash and cash equivalents at end of year                           $  3,391,977       $  2,808,033       $  6,376,178
                                                                   ============       ============       ============



        The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
-------------------------------------------------------------------------------

                                                     FOR THE YEARS ENDED MARCH 31,
                                             --------------------------------------------
                                                 2000            1999            1998
                                             ------------     -----------     -----------
SUPPLEMENTAL DISCLOSURE
Non-monetary transactions:
    Conversion of debt to equity
      Notes payable                          $         --     $(3,597,474)    $        --
      Interest payable                                 --        (579,219)             --
      Preferred stock                                  --       4,176,693              --
    Terremark Centre acquisition
      Cash and cash equivalents                    10,250              --              --
      Restricted cash                             263,124              --              --
      Accounts receivable                         351,901              --              --
      Other assets                              1,116,653              --              --
      Real estate held for sale                56,000,000              --              --
      Trade payable and other liabilities      (1,957,916)             --              --
      Interest payable                            (36,530)             --              --
      Tenant and customer deposits               (333,125)             --              --
      Notes payable                           (55,414,357)             --              --
    Grove Hill, Ltd. acquisition
      Notes payable                                    --              --      (3,597,474)
      Real estate inventories                          --              --       3,597,474
                                             ------------     -----------     -----------

                                             $         --     $        --     $        --
                                             ============     ===========     ===========

Interest paid (net of amount capitalized)    $    366,707     $   990,245     $ 1,315,377
                                             ============     ===========     ===========

Taxes paid                                   $         --     $   320,375     $        --
                                             ============     ===========     ===========

Assets acquired under capital lease          $    216,412     $   111,654     $        --
                                             ============     ===========     ===========


In 2000, the Company reclassified approximately $178,000 from real estate inventories to furniture and equipment.


        The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

1.   BUSINESS AND ORGANIZATION

     Terremark Holdings, Inc. and subsidiaries (the "Company") are engaged in various real estate services, including management, development, construction, sales, leasing and financing of real estate projects. The Company was founded in 1982.

     The Company's commercial and mixed use development activities include concept development, acquisition of land, project design, equity and financing arrangement, construction, sales and leasing. Under various service agreements, the Company currently manages commercial and residential property. Management activities include operations, maintenance, leasing and brokerage services. The Company also develops and sells condominiums and condominium hotels under its Fortune House concept. Fortune House allows individual owners of condominium units to participate in a hotel-style rental program while not in residence.

     On April 28, 2000, the Company completed a reverse merger with AmTec, Inc. ("AmTec"), a public company. The surviving company was renamed Terremark Worldwide, Inc. ("TWW"). As a result of the reverse merger, each share of the Company's common stock was converted into approximately 63 shares of TWW common stock. Stockholders' equity reflects this conversion as if it had occurred at the beginning of each period. Prior to the AmTec merger, the Company was solely engaged in various real estate services. Subsequently, the Company will also be engaged in telecom services and telecom facilities management and will report business segment information.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the Company's significant accounting principles and practices used in the preparation of the consolidated financial statements follows.

     BASIS OF FINANCIAL STATEMENT PRESENTATION

     The Company's consolidated financial statements include the Company's wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

     The accounts of Grove Hill, Ltd., whose General Partner is also a shareholder of the Company, are also consolidated in these financial statements. In April 1997, the Company acquired a 49.5% interest in Grove Hill through the assumption of an approximate $3.6 million note due to a financial institution. At the time of acquisition, the only significant assets of Grove Hill were 32 completed condominium units held for sale. The fair value of the liabilities assumed of approximately $25.2 million were greater than the fair value of the assets, and as a result an impairment of approximately $3.9 million was recorded.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

     USE OF ESTIMATES

     The Company prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior years' financial statements to conform with current presentation.

     NEW ACCOUNTING STANDARDS NOT YET ADOPTED

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000. The Company has no derivative instruments.

     REAL ESTATE INVENTORIES AND COST OF REAL ESTATE SOLD

     Real estate inventories consist of completed condominiums and condominiums under development. Real estate inventories, including capitalized interest and real estate taxes, are carried at the lower of cost or fair value determined by evaluation of individual projects. Acquisition, development and other indirect costs related to acquisition and development of real estate projects are capitalized. Interest and real estate taxes incurred relating to the construction of condominiums are capitalized during the active development period. The capitalized costs are relieved from inventory on the relative sales value method for each project as the related revenue is recognized.

     The Company subcontracts construction to third parties and the construction contracts require subcontractors to repair or replace deficiencies related to their trade.

     Whenever events or circumstances indicate that the carrying value of the real estate inventories may not be recoverable, impairment losses are recorded and the related assets are adjusted to their estimated fair market value, less selling costs.

     CASH, CASH EQUIVALENTS AND RESTRICTED CASH

     The Company considers all amounts held in highly liquid instruments with an original purchased maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash balances maintained in the operating and interest-bearing money market accounts at the Company's banks. Restricted cash includes escrowed cash balances for tenant security and customer purchase deposits.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

     The Company has concentrated its credit risk for cash by maintaining deposits in banks in excess of federally insured limits. The maximum loss that would have resulted from the risk totaled approximately $3.2 million as of March 31, 2000 and $2.6 million as of March 31, 1999, for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance. The funds are on deposit in banks that have extended credit to the Company in excess of the amounts at risk.

     The Company's business and customer base is primarily in the Miami, Florida area. Consequently, any significant economic downturn in this market could have an effect on the Company's business, results of operations and financial condition.

     ALLOWANCE FOR UNCOLLECTIBLE RECEIVABLES

     Management regularly evaluates factors affecting collectibility of receivable balances. Management believes all accounts at March 31, 2000 and 1999 are collectible, therefore, no allowance for uncollectible receivables is maintained.

     FURNITURE AND EQUIPMENT, NET

     Furniture and equipment include acquired assets and those accounted for under a capital lease. These assets are depreciated on a straight-line method over their estimated remaining useful lives, or term of the lease, as follows:

           Computer software                                        3 years
           Furniture, fixtures and equipment                        5 years
           Leasehold improvements                                   5 years
           Capital lease assets                                   3-5 years

     TRADE PAYABLE AND OTHER LIABILITIES

     Trade payable and other liabilities includes liabilities incurred during the normal course of business and obligations under capital leases and license fees payable.

     COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," effective January 1, 1998. At March 31, 2000, 1999 and 1998, the Company had no comprehensive income.

     REVENUE AND PROFIT RECOGNITION

     Revenues from construction and development activities are recognized on a completed contract basis. The related profit is recognized in full when collectibility of the sale price is reasonably assured and the earnings process is substantially complete. Revenues and expenses related to the leasing, management, and financing activities are recognized at the time service is provided.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

     BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE

     The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("EPS"). Basic EPS equals net income divided by the number of weighted average common shares. Diluted EPS includes potentially dilutive securities such as stock options and convertible securities. The effect of shares issuable upon exercise of convertible preferred stock is anti-dilutive, therefore diluted earnings per share is not presented in a comparative format.

3.   REAL ESTATE INVENTORIES

     Real estate inventories are summarized as follows:

                                                                         MARCH 31,
                                                              -------------------------------
                                                                  2000               1999
                                                              ------------       ------------
Work in progress                                              $  8,566,697       $         --
Completed inventories                                            3,230,609         14,662,428
                                                              ------------       ------------
                                                                11,797,306         14,662,428

Less: impairment allowance                                              --         (1,774,222)
                                                              ------------       ------------
                                                              $ 11,797,306       $ 12,888,206
                                                              ============       ============

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

4.   NOTES RECEIVABLE

     Notes receivable consist of the following:

                                                                      MARCH 31,
                                                             --------------------------
                                                                2000            1999
                                                             ----------      ----------
$3,000,000 million line of credit to Spectrum
Telecommunications Corp., $1,000,000 and $-0-
principal outstanding at March 31, 2000 and 1999,
respectively; interest accrues annually at 10%.              $1,002,740      $       --

Notes receivable from AmTec, Inc.,
$1,125,000 principal, interest accrues annually at 10%
Interest and principal due July 1, 2000                       1,162,705              --

Note receivable from a corporation, $200,000
principal, interest accrues annually at 8%
Interest and principal due upon demand.                         220,647         207,974

Note receivable from a corporation, $360,000
principal collateralized by second lien on
condominium units, interest accrues annually at 9%
Interest and principal due August 27, 2002.                     369,321              --

Other notes receivable                                               --         129,076
                                                             ----------      ----------

                                                             $2,755,413      $  337,050
                                                             ==========      ==========


     On March 21, 2000, the Company entered into an option agreement with Spectrum Telecommunications Corp. ("Spectrum") to acquire substantially all of its common stock. On June 26, 2000, the Company agreed to exercise its option for 80% of Spectrum's common stock in exchange for (a) three million shares of TWW and (b) forgiveness of the outstanding balance of the Company's line of credit to Spectrum.

     The Company has a further option for a period of 18 months from the date of exercise to acquire the balance of Spectrum's capital stock in exchange for $10.0 million or 1.5 million shares of Fusion Telecommunications International, Inc., a related party through common ownership.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

5.   OTHER ASSETS

     Other assets consist of the following:

                                                                     MARCH 31,
                                                             --------------------------
                                                                2000            1999
                                                             ----------      ----------
Prepaid expenses and other                                   $1,057,340      $  545,329
Loan costs, net of accumulated
    amortization of $1,095,595 and $957,846                     368,946         207,060
Deferred acquisition costs                                      410,591              --
Reimbursable construction costs and other expenses              140,496              --
                                                             ----------      ----------

                                                             $1,977,373      $  752,389
                                                             ==========      ==========

     Loan costs, principally loan origination and related fees, are deferred and amortized as interest expense over the life of the respective loan using the straight-line method, which approximates the effective interest method.

6.   REAL ESTATE HELD FOR SALE

     On December 22, 1999, the Company acquired for approximately $56.0 million all partnership interests of Terremark Centre, Ltd. ("TCL"). TCL is a single purpose entity and is fee simple owner of a 294,000 square foot 21 story Class A office building with 1100 parking spaces and 16 townhouses on approximately 3.2 acres known as Terremark Centre, located in Coconut Grove, Florida. The acquisition was financed through assumption of a first mortgage of approximately $28.3 million on Terremark Centre and issuance of approximately $27.1 million in purchase money notes to the sellers.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

7.    NOTES PAYABLE

      Notes payable consist of the following:

                                                                                   MARCH 31
                                                                          ----------------------------
                                                                              2000             1999
                                                                          -----------      -----------
          Note payable to a commercial lender, collateralized by
          a first mortgage on real estate. Principal payable in
          installments as condominium units are sold. Interest
          accrues at prime, payable through an interest
          reserve. Principal and unpaid interest due
          November 2000, with an option for two six month
          extensions. Guaranteed by majority shareholder.                 $ 2,681,998      $ 7,217,557

          Note payable to a commercial lender, payable in
          installments as condominiums are sold with
          minimum annual principal payments of $1.2 million
          The loan matures in August 2002.  Interest accrues
          at 1% over prime, payable monthly.  Collateralized
          by condominiums. Guaranteed by majority shareholder.                     --        1,124,999

          Note payable to a corporation in seventy-five monthly
          installments of principal and interest beginning
          January 1, 1999.  Interest accrues at 9.5%.                         272,397          288,000

          $15 million line of credit facility with a financial
          institution, collateralized by a first mortgage on real
          estate and certain ownership interests in the Company
          held by the majority shareholder co-borrower
          Interest accrues at 1% over prime, payable monthly
          Outstanding balance and unpaid accrued interest due
          March 6, 2001.                                                   14,631,700               --

          Note payable to a financial institution, collateralized by a first mortgage on Terremark Centre and all future
          rents of the property. Principal and interest payable
          monthly based on a 20-year amortization at 7.74% until
          May 15, 2001 and at an adjustable rate thereafter
          Remaining principal and interest due the earlier of on
          demand or May 15, 2006.                                          28,100,084               --

          Notes payable to a corporation, collateralized by the
          partnership interests of Terremark Centre, Ltd.
          Principal, together with the greater of (a) all accrued
          and unpaid interest at a rate of 7%, beginning
          December 22, 1999 or (b) a minimum interest
          payment of $1,000,000, due upon
          sale of Terremark Centre.                                        27,097,900               --
                                                                          -----------      -----------

                                                                          $72,784,079      $ 8,630,556
                                                                          ===========      ===========

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

     In June 2000, the Company amended its $15.0 million line of credit to reduce the maximum amount to $7.5 million. In addition, the shareholder was released as coborrower and the Company ownership interests held by the shareholder were released as collateral.

     Interest expense of $804,785, $1,493,539 and $1,210,191, net of amounts capitalized to real estate inventories totaling $41,038, $1,657,948 and $2,759,694, was recognized in fiscal years 2000, 1999 and 1998, respectively.

     As of March 31, 2000, the future maturities of the Company's borrowing for each of the subsequent five years and thereafter are as follows:

      2001                                               $ 72,532,784
      2002                                                     25,206
      2003                                                     27,707
      2004                                                     30,457
      2005                                                     33,481
      Thereafter                                              134,444
                                                         ------------

          Total                                          $ 72,784,079
                                                         ============

8.   PREFERRED STOCK

     On March 31, 1999, the holders of $3,597,474 of debt and $579,219 in accrued interest payable converted their debt and the accrued interest into 4,176,693 shares of preferred stock. The $1 par value preferred stock has a 10% cumulative preferred dividend, payable annually commencing March 31, 2000. At March 31, 2000, there were cumulative unpaid dividends of $417,669. During April 2000, the preferred stock was acquired by certain members of Terremark's management. Upon consummation of the AmTec merger, the preferred shares were converted into 7,853,985 shares of TWW common stock.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

9.    INCOME TAXES

      The deferred tax provision consists of income taxes relating to differences between the tax bases of assets and liabilities and their financial reporting amounts.

                                                                MARCH 31,
                                                      -----------------------------
                                                         2000               1999
                                                      -----------       -----------
Deferred tax assets:
  Excess of tax basis over book basis on real
     estate investment                                $        --       $    31,934
  Charitable contributions                                199,704           197,126
  Deferred revenue (percentage of completion vs.
     completed contract)                                  315,292           309,547
  Allowances and other                                    166,938                --
  Net operating loss carryforwards                      2,745,673           694,178
  Tax credits                                             245,780           245,780
                                                      -----------       -----------
Total deferred tax assets                               3,673,387         1,478,565
                                                      -----------       -----------

Valuation allowance                                    (3,553,499)       (1,371,641)
                                                      -----------       -----------

Deferred tax liability:
  Excess of book basis over tax basis on real
     estate investment                                   (109,758)               --
  Other                                                   (10,130)               --
                                                      -----------       -----------
Total deferred tax liability                             (119,888)               --
                                                      -----------       -----------

Net deferred tax asset                                $        --       $   106,924
                                                      ===========       ===========

      The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has established a valuation allowance against deferred tax assets of $3,553,499 and $1,371,641 as of March 31, 2000 and 1999, respectively since the company has a history of operating losses and in the near term does not expect taxable income. Accordingly, the deferred tax asset will likely not be realized.

      As of March 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $7.2 million, which begin to expire in 2019. Utilization of these net operating losses may be limited if there is a significant change in ownership.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

      The reconciliation between the statutory income tax rate and the effective income tax rate on pre-tax income (loss) is as follows:

                                                                       FOR THE YEARS ENDED MARCH 31,
                                                                   -------------------------------------
                                                                     2000          1999           1998
                                                                   --------      --------       --------
          Rate reconciliation
          Statutory rate                                             (34.0)%        34.0%          34.0%
          State income taxes, net of federal income tax benefit       (3.3)%         3.0%           3.0%
          Other permanent differences                                  2.7%           --             --
          Increase (decrease) in valuation allowance                  36.4%        (37.0)%        (37.0)%
                                                                     -----         -----          -----

          Effective tax rate                                           1.8%          0.0%           0.0%
                                                                     =====         =====          =====


10.   COMMITMENTS AND CONTINGENCIES

      LEASING ACTIVITIES

      The Company leases space for its property management operations, office equipment and furniture under operating leases. Equipment is also leased under a capital lease, which is summarized as follows:

                                                                            MARCH 31,
                                                                    --------------------------
                                                         TERM          2000             1999
                                                        -------     ----------      ----------
    Furniture and equipment                             5 years     $  111,654      $  111,654
    Other equipment                                     3 years        216,412              --
                                                                    ----------      ----------
                                                                       328,066         111,654
    Less:  accumulated amortization                                     68,462          11,165
                                                                    ----------      ----------

    Net capitalized leased asset                                    $  259,604      $  100,489
                                                                    ==========      ==========

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

      At March 31, 2000, future minimum lease payments for each of the succeeding five years under non-cancellable operating and capital leases having a remaining term in excess of one year are as follows:

                                                             CAPITAL         OPERATING
                                                             LEASES            LEASES
                                                           ----------       -----------
      2001                                                 $  109,208       $   510,131
      2002                                                    109,208           507,500
      2003                                                     63,927           471,150
      2004                                                      9,335           445,000
      2005                                                         --           439,800
                                                           ----------       -----------

        Total minimum lease payments                          291,678       $ 2,373,581
                                                                            ===========
        Amount representing interest                           38,055
                                                           ----------

           Present value of net minimum lease payments     $  253,623
                                                           ==========


      Operating lease expense amounted to $72,833, $37,565 and $24,984 for fiscal years 2000, 1999 and 1998, respectively.

      LITIGATION

      The Company is a defendant in various lawsuits arising in the ordinary course of business. Management, after consultation with its legal counsel, believes its positions to be meritorious. However, in the event that decisions are adverse, management does not believe the outcome of these matters would have a material effect on the consolidated financial statements.

      CONTINGENT PROFIT

      In conjunction with the August 1998 sale of its interest in certain real estate acquired in January 1998, the Company entered into an agreement with the buyer wherein the Company is entitled to an additional contingent payment of $2.75 million plus a 10% cumulative return on the payment. The fee is due when the buyer has recovered its invested capital plus a 10% return. The Company also has a right to share in additional funds distributed above these returns. While the Company recognized the gain from the sale, it has not recognized any income under the contingent payment provisions as of March 31, 2000.

      OTHER

      The Company has unconditionally guaranteed payment of a first mortgage on the remaining three condominium units in the Grove Hill project sold in December 1999. The purchaser assumed the existing first mortgage of approximately $740,000, paid $100,000 in cash and provided the Company with a $360,000 second mortgage. The Company recognized a $33,316 loss on the sale. As of March 31, 2000, $740,000 is outstanding under the first mortgage.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

11.   RELATED PARTY TRANSACTIONS

      Due to the nature of the following relationships, the terms of the respective agreements might not be the same as those which would result from transactions among wholly unrelated parties. All significant related party transactions require approval by the Company's board of directors.

      TERREMARK CENTRE

      In 1994, the Company entered into a property management and real estate brokerage services agreement with Terremark Centre, Ltd. whose Partners share an officer with the Company. The Company recorded as income, management fees of $232,240, $320,964 and $311,791 and brokerage commissions of $764,412, $456,789 and $133,517 in fiscal 2000, 1999 and
      1998, respectively.

      In January 2000, the Company entered into a lease agreement with Terremark Centre, Ltd. for office space. The lease commences in April 2000, and the Company's aggregate commitment over the five year life is approximately $2.2 million. Prior to commencement of the lease, the Company occupied space in Terremark Centre rent free in connection with providing property management and real estate brokerage services.

      DEVELOPMENT FEES

      The Company recorded development fee income in the amount of $20,000 from an affiliate and $120,000 from a shareholder during the years ended March 31, 1999 and 1998, respectively.

      MANAGEMENT FEES

      Certain officers and executives of the Company own partnership interests in two office buildings. The Company provides management services to both partnerships for a fee. Management fee revenues totaled $119,416, $243,000 and $0 for the years ended March 31, 2000, 1999 and 1998, respectively.

      In fiscal 2000 and 1999, the Company provided management services to the Fortune House Condominium Association. The Company recorded as income $50,000 and $30,780 relating to the services performed.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

12.   SUBSEQUENT EVENTS

      MERGER

      On April 28, 2000, the Company merged with and into AmTec, a publicly traded international telecommunications and services company, pursuant to an agreement dated November 24, 1999 and approved by the stockholders of AmTec on April 28, 2000 ("AmTec merger").

      The AmTec merger will be accounted for using the purchase method of accounting, with the Company treated as the acquirer for accounting purposes. As a result, the assets and liabilities of the Company will be recorded at historical values and the assets and liabilities of AmTec will be recorded at their estimated fair values at the date of the merger. The purchase price is based on the market capitalization of AmTec using $0.99 per AmTec common share, the average trading price of AmTec shares, for a period immediately before and after the proposed announcement on November 9, 1999 of the AmTec merger, plus certain estimated merger related costs. In periods subsequent to the merger, historical financial information of Terremark will be that of the surviving corporation.

      The following unaudited condensed results of operations for the years ended March 31, 2000 and 1999 were prepared assuming the AmTec merger occurred on April 1, 1999 and 1998, respectively.

                                                                          FOR THE YEARS ENDED
                                                                               MARCH 31,
                                                                  ---------------------------------
                                                                      2000                 1999
                                                                  -------------       -------------
                                                                             (UNAUDITED)

             Revenue                                              $  15,390,000       $  44,456,000
             Net loss                                             $ (17,868,000)      $ (12,956,000)
             Basic and diluted net loss per share                         (0.10)              (0.07)

      These amounts include AmTec's actual results for the years ended March 31, 2000 and 1999, respectively. In preparing the pro forma information, various assumptions were made. This information is not necessarily indicative of what would have occurred had these transactions occurred as of April 1, 1999 and 1998, nor is it indicative of the results of future combined operations.

      SALE OF REAL ESTATE HELD FOR SALE

      In April 2000, the Company sold Terremark Centre for approximately $58.8 million, and certain assets and liabilities related to the building were transferred to the purchaser at closing. No gain or loss was recognized on its sale. The cash proceeds were used to repay approximately $55.8 in related debt, including a first mortgage amounting to $28.8 million and approximately $27.0 million in other debt collateralized by the Terremark Centre. Pursuant to a related agreement dated November 24, 1999, TWW sold a 35.0% ownership interest in the merged company for $28.1 million immediately subsequent to the merger.

TERREMARK HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2000
-------------------------------------------------------------------------------

      SALE OF COMMON STOCK

      In April 2000, the TWW sold 68,722,349 shares of common stock to a third party for approximately $28.1 million. The third party was the previous owner of Terremark Centre.

      INVESTMENTS

      In April 2000, the Company purchased, for $3.5 million, a 26.9% ownership interest in Boca Technology Center, LLC, an entity formed for the purpose of acquiring and operating the property formerly known as Blue Lake Technology Center, a 1,770,000 square foot mixed use facility in Boca Raton, Florida.

      In May 2000, TWW acquired Telecom Routing Exchange Developers, Inc., a corporation holding rights to develop and manage facilities catering to the telecommunications industry, in exchange for eight million shares of TWW common stock.

      In June 2000, TWW acquired all of the outstanding stock of Post Shell Technology Contractors, Inc., a provider of construction services, in exchange for three million shares of TWW common stock.

      OTHER

      In May 2000, TWW entered into an agreement to lease approximately 9,887 rentable square feet of office space at 405 Lexington Avenue, New York, New York commencing in fiscal year 2001. TWW's aggregate commitment over the lease's ten year life is approximately $6.2 million and is to be partially secured by a letter of credit.

      In June 2000, the Board of Directors of the Company adopted, subject to stockholder approval, the 2000 stock option plan. Prior to the AmTec merger, when the AmTec 1995 and 1996 stock option plans were adopted, the Company did not have a plan.

                                  *  *  *  *  *

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2000 AND MARCH 31, 2000 AND
FOR THE THREE-MONTH PERIODS ENDED
JUNE 30, 2000 AND 1999

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


                                                                             JUNE 30,              MARCH 31,
                                                                               2000                   2000
                                                                           -------------         -------------
                                                                            (UNAUDITED)           (UNAUDITED)
          ASSETS

Real estate inventories                                                    $  11,873,046         $  11,797,306
Cash and cash equivalents                                                     11,281,823             3,391,977
Restricted cash                                                                   74,427               506,776
Accounts receivable                                                            3,868,042               777,307
Investment in affiliate                                                        1,289,000                    --
Investments in unconsolidated entities                                         6,003,799                    --
Option agreements                                                              8,900,000                    --
Notes receivable                                                               3,146,554             2,755,413
Furniture and equipment, net of accumulated depreciation
  of $199,348 and $133,943, respectively                                       1,225,322             1,010,735
Other assets                                                                   2,171,584             1,977,373
Identifiable intangible assets and goodwill, net of accumulated
  amortization of $1,489,611 and $-0-, respectively                           58,224,918                    --
Real estate held for sale                                                             --            55,781,259
                                                                           -------------         -------------
    Total assets                                                           $ 108,058,515         $  77,998,146
                                                                           -------------         -------------

          LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                              $   5,881,961         $  72,784,079
Trade payable and other liabilities                                            6,128,362             4,083,039
Interest payable                                                                 143,098                72,914
Tenant and customer deposits                                                       3,080               458,962
Deferred revenue                                                                 122,459               122,721
                                                                           -------------         -------------
                                                                              12,278,960            77,521,715
                                                                           -------------         -------------


Convertible preferred stock: $1 par value, -0- and 4,176,693 shares
  authorized, issued and outstanding at June 30, 2000 and                             --             4,176,693
  March 31, 2000, respectively
Series G convertible preferred stock: $.001 par value, 20 and -0-
  shares authorized, issued and outstanding at June 30, 2000
  and March 31, 2000, respectively                                                     1                    --
Common stock: $.001 par value, 300,000,000 shares authorized;
  196,574,179 and 70,685,845 shares issued and outstanding at
  June 30, 2000 and March 31, 2000, respectively                                 196,574                70,686
Paid in capital                                                              111,118,305             7,954,010
Retained deficit                                                             (17,222,363)          (11,724,958)
Warrants                                                                       1,687,038                    --

Commitments and contingencies (Note 13)
                                                                           -------------         -------------
                                                                              95,779,555               476,431
                                                                           -------------         -------------
    Total liabilities and stockholders' equity                             $ 108,058,515         $  77,998,146
                                                                           -------------         -------------



       The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               FOR THE THREE MONTHS ENDED
                                                                                        JUNE 30,
                                                                           -----------------------------------
                                                                               2000                  1999
                                                                           -------------         -------------
                                                                                       (UNAUDITED)
Revenues
    Real estate sales                                                      $     654,475         $   4,681,566
    Commission income                                                            332,781               121,884
    Development fees                                                             340,000               331,667
    Management fees                                                              354,891               255,010
    Construction fees                                                            142,635                84,822
                                                                           -------------         -------------
        Operating revenues                                                     1,824,782             5,474,949
                                                                           -------------         -------------

Expenses
    Cost of real estate sold                                                     541,479             3,541,575
    Construction expenses                                                        126,337                57,271
    General and administrative expenses                                        3,267,073             1,857,956
    Sales and marketing expenses                                                 799,704               568,528
    Depreciation and amortization                                              1,594,072                17,340
                                                                           -------------         -------------
        Operating expenses                                                     6,328,665             6,042,670
                                                                           -------------         -------------
    (Loss) income from operations                                             (4,503,883)             (567,721)
                                                                           -------------         -------------

Other income (expense)
    Equity in losses of affiliate                                               (173,555)                   --
    Interest income                                                              163,257                 4,475
    Interest expense                                                            (245,466)             (231,375)
    Other (expense) income                                                      (702,952)               59,940
    Dividend on preferred stock                                                  (34,806)             (104,417)
                                                                           -------------         -------------
        Total other expense                                                     (993,522)             (271,377)
                                                                           -------------         -------------

    Net loss                                                               $  (5,497,405)        $    (839,098)
                                                                           =============         =============

    Basic and diluted loss per common share                                $       (0.04)        $       (0.01)
                                                                           =============         =============

    Weighted average common shares outstanding                               152,996,230            70,685,845
                                                                           =============         =============

       The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                         STOCKHOLDERS' EQUITY
                                     ---------------------------------------------------------------------------------------------
                                                              COMMON STOCK
                                                             PAR VALUE $.001
                                                      ----------------------------     ADDITIONAL
                                      PREFERRED          ISSUED                         PAID-IN                         RETAINED
                                        STOCK            SHARES          AMOUNT         CAPITAL         WARRANTS        DEFICIT
                                     ------------     ------------    ------------    ------------    ------------    ------------
Balance at March 31, 2000            $  4,176,693       70,685,845    $     70,686    $  7,954,010    $         --    $(11,724,958)

Effect of AmTec merger:
    Conversion of preferred stock      (4,176,693)       7,853,985           7,854       4,168,839

    Assumption of AmTec equity                  1       38,232,000          38,232      46,923,840       1,687,038

Sale of common stock                                    68,722,349          68,722      28,054,203

Common stock issued in
    acquisitions                                        11,000,000          11,000      23,919,000

Exercise of stock options                                   80,000              80          98,413

Net loss                                                                                                                (5,497,405)
                                     ------------     ------------    ------------    ------------    ------------    ------------

Balance at June 30, 2000             $          1      196,574,179    $    196,574    $111,118,305    $  1,687,038    $(17,222,363)
                                     ============      ===========    ============    ============    ============    ============


       The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               FOR THE THREE MONTHS ENDED
                                                                                        JUNE 30,
                                                                           -----------------------------------
                                                                                2000                 1999
                                                                           -------------         -------------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
    Net loss                                                               $  (5,497,405)        $    (839,098)
    Adjustments to reconcile net loss to net cash
      (used in) provided by operating activities
        Depreciation                                                              61,433                17,340
        Amortization of loan costs to interest expense                            38,902                31,865
        Amortization of capital lease                                              5,583                    --
        Amortization of intangible assets and goodwill                         1,527,056                    --
        (Increase) decrease in:
           Real estate inventories:
             Additions to real estate inventories                               (527,750)             (926,986)
             Capitalized interest and real estate taxes                          (73,963)                   --
             Cost of real estate inventories conveyed                            525,973             3,541,562
           Restricted cash                                                       462,349                29,176
           Accounts receivable                                                  (527,393)              100,251
           Notes receivable                                                     (391,141)               28,403
           Other assets                                                         (524,909)              (23,386)
        (Decrease) increase in:
           Trade payable and other liabilities                                (2,002,118)              143,407
           Customer deposits                                                          --               (72,600)
           Interest payable                                                       70,184               129,937
           Tenant and customer deposits                                         (455,882)                   --
           Deferred revenue                                                         (262)                   --
                                                                           -------------         -------------
    Net cash (used in) provided by operating activities                       (7,309,343)            2,159,871
                                                                           -------------         -------------
Cash flows from investing activities:
    Purchase of fixed assets                                                    (131,654)              (30,302)
    Investment in unconsolidated entities                                     (3,829,065)                   --
    Proceeds from sale of Terremark Centre                                    55,781,259                    --
    Cash acquired in acquisitions                                              2,064,273                    --
                                                                           -------------         -------------
             Net cash provided by (used in) investing activities              53,884,813               (30,302)
                                                                           -------------         -------------
Cash flows from financing activities:
    New borrowings                                                             1,500,000                    --
    Payments on loans                                                        (68,407,042)           (1,752,344)
    Exercise of stock options                                                     98,492                    --
    Sale of common stock                                                      28,122,926                    --
                                                                           -------------         -------------
             Net cash used in financing activities                           (38,685,624)           (1,752,344)
                                                                           -------------         -------------
               Net increase in cash                                            7,889,846               377,225

Cash and cash equivalents at beginning of period                               3,391,977             2,808,033
                                                                           -------------         -------------
Cash and cash equivalents at end of period                                 $  11,281,823         $   3,185,258
                                                                           =============         =============
SUPPLEMENTAL DISCLOSURE:

Interest paid (net of amount capitalized)                                  $     175,282         $      69,573
                                                                           =============         =============
Taxes paid                                                                 $          --         $          --
                                                                           -------------         -------------
Assets acquired under capital lease                                        $          --         $          --
                                                                           -------------         -------------

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


1.       BUSINESS AND ORGANIZATION

         Terremark Worldwide, Inc. and its subsidiaries (the "Company" or "TWW") are engaged in telecom services, telecom facilities management and real estate services. The Company was founded in 1982. On April 28, 2000, the predecessor to the Company, Terremark Holdings, Inc. ("THI"), completed a reverse merger with AmTec, Inc. ("AmTec"), a public company. Historical information of the surviving company is that of THI. As a result of the reverse merger, each share of the Company's common stock was converted into approximately 63 shares of TWW common stock. Stockholders' equity reflects this conversion as if it had occurred at the beginning of each period. Prior to the reverse merger, the Company was solely engaged in various real estate services.

         Through an equity investment and other alliances, the Company provides long distance international telecommunication services, including telephony and data, to Asia and develops Internet Protocol (IP) fax services in Hong Kong, Guangdong Province of the People's Republic of China and Taiwan.

         The Company has combined its expertise in telecommunications and real estate operations by developing and managing facilities used by large telecommunications companies and internet service providers to house equipment and operate their business. Through its 80% owned subsidiary, Coloconnection, Inc., the Company plans to lease certain space within these telecommunications facilities for build-out and sub-leasing to smaller carriers, internet service providers and web hosting companies.

         The Company's traditional commercial and mixed use development activities include concept development, acquisition of land, project design, equity and financing arrangement, construction, sales and leasing. Under various service agreements, the Company currently manages commercial and residential property. Management activities include operations, maintenance, leasing and brokerage services. The Company also develops and sells condominiums and condominium hotels under its Fortune House concept. Fortune House allows owners of condominium units to participate in a hotel-style rental program while not in residence.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of the significant accounting principles and practices used by the Company in preparing its consolidated financial statements follows.

         BASIS OF FINANCIAL STATEMENT PRESENTATION

         The consolidated financial statements at June 30, 2000 are unaudited and reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period. All of the adjustments are of a normal recurring nature. The results of operations for the three months ended June 30, 2000 are not necessarily indicative of the results for the entire year ending March 31, 2001. The Company's consolidated financial statements include the accounts of the Company's wholly-owned subsidiaries and an 80% owned subsidiary. All significant intercompany balances and transactions are eliminated in consolidation.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         USE OF ESTIMATES

         The Company prepares its financial statements in conformity with generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATIONS

         Certain reclassifications have been made to the prior periods' financial statements to conform with current presentation.

         NEW ACCOUNTING STANDARDS NOT YET ADOPTED

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000. The Company has no derivative instruments.

         REAL ESTATE INVENTORIES AND COST OF REAL ESTATE SOLD

         Real estate inventories consist of completed condominiums and condominiums under development. Real estate inventories, including capitalized interest and real estate taxes, are carried at the lower of cost or fair value determined by evaluation of individual projects. Acquisition, development and other indirect costs related to acquisition and development of real estate projects are capitalized. Interest and real estate taxes incurred relating to the construction of condominiums are capitalized during the active development period. The capitalized costs are relieved from inventory on the relative sales value method for each project as the related revenue is recognized.

         The Company subcontracts construction to third parties and the construction contracts require subcontractors to repair or replace deficiencies related to their trade.

         Whenever events or circumstances indicate that the carrying value of the real estate inventories may not be recoverable, impairment losses are recorded and the related assets are adjusted to their estimated fair market value, less selling costs.

         CASH, CASH EQUIVALENTS AND RESTRICTED CASH

         The Company considers all amounts held in highly liquid instruments with an original purchased maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash balances maintained in the operating and interest-bearing money market accounts at the Company's banks. Restricted cash includes escrowed cash balances for tenant security and customer purchase deposits.

         The Company has concentrated its credit risk for cash by maintaining deposits in banks in excess of federally insured limits. The maximum loss that would have resulted from the risk totaled

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         approximately $11.1 million as of June 30, 2000 and $3.1 million as of June 30, 1999, for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance.

         ALLOWANCE FOR UNCOLLECTIBLE RECEIVABLES

         Management regularly evaluates factors affecting collectibility of receivable balances. Management believes all accounts at June 30, 2000 and March 31, 2000 are collectible, therefore, no allowance for uncollectible receivables is maintained.

         INVESTMENT IN AFFILIATE

         The Company accounts for its investment in 50% owned subsidiary IP.Com, LLC using the equity method of accounting, as minority shareholders have substantive participating rights under the joint venture contract. Under the equity method, the investment is carried at cost of acquisition, plus the Company's equity in undistributed earnings or losses since acquisition. The excess of the purchase price over the Company's proportionate ownership interest in identifiable net assets of IP.Com is amortized on a straight-line method over a period of five years. Reserves are provided where management determines that the investment or equity in earnings is not realizable. The Company is currently evaluating its strategic alternatives for IP.Com's operations.

         INVESTMENTS IN UNCONSOLIDATED ENTITIES

         The Company accounts for its investments in telecommunications facilities using the cost method of accounting. Under the cost method, the investment is carried at cost of acquisition.

         The Company intends to liquidate its investment in Hebei Equipment and accordingly carries this investment at liquidation value. Reserves are provided where management determines that the net carrying amount of an investment may not be recoverable.

         OPTION AGREEMENTS

         Option agreements are carried at the lower of cost or fair market value and represent options to acquire up to 50% ownership interests in certain telecommunications entities.

         FURNITURE AND EQUIPMENT, NET

         Furniture and equipment, net includes acquired assets and those accounted for under a capital lease. Purchased assets are recorded at cost and depreciated on the straight-line method over their estimated remaining useful lives. Capital leased assets are recorded at the net present value of minimum lease payments and are depreciated on the straight-line method over the term of the lease, as follows:

           Computer software                                 3 years
           Furniture, fixtures and equipment                 5 years
           Leasehold improvements                            5 years
           Capital lease assets                            3-5 years

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         INTANGIBLE ASSETS AND GOODWILL

         Identifiable intangible assets consist primarily of certain rights, customer relationships and contracts. The identifiable intangible assets are amortized on the straight-line method over periods ranging from one to five years. Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in conjunction with business acquisitions and is amortized on the straight-line basis over a five year period. (See Note 3.)

         LONG LIVED ASSETS

         The Company evaluates long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their estimated remaining lives. Impairment reserves are provided for the excess of the carrying amount of an asset exceeds the fair market value of the asset. The Company determined that, as of June 30, 2000 and March 31, 2000, there had been no impairment in the carrying value of its long-lived assets.

         TRADE PAYABLE AND OTHER LIABILITIES

         Trade payable and other liabilities includes liabilities incurred during the normal course of business and obligations under capital leases and license fees payable.

         COMPREHENSIVE INCOME

         The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," effective January 1, 1998. At June 30, 2000 and 1999, the Company had no comprehensive income.

         REVENUE AND PROFIT RECOGNITION

         Revenues from construction and development activities are recognized on a completed contract basis. The related profit is recognized in full when collectibility of the sale price is reasonably assured and the earnings process is substantially complete. Revenues and expenses related to leasing, management, and financing activities are recognized at the time service is provided.

         LOSS PER SHARE

         The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("EPS"). Basic EPS equals net income divided by the number of weighted average common shares. Diluted EPS includes potentially dilutive securities such as stock options and convertible securities. The effect of shares issuable upon exercise of convertible preferred stock, warrants and stock options is anti-dilutive, therefore diluted earnings per share is not presented in a comparative format.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


3.       ACQUISITIONS

         AMTEC, INC.

         On April 28, 2000, THI merged with and into AmTec, a publicly traded international telecommunications and services company, pursuant to an agreement dated November 24, 1999 and approved by the stockholders of AmTec on April 28, 2000 ("AmTec merger").

         The AmTec merger was accounted for using the purchase method of accounting, with THI treated as the acquirer for accounting purposes. As a result, the assets and liabilities of THI are recorded at historical values and the assets and liabilities of AmTec are recorded at their estimated fair values at the date of the merger. The purchase price was based on market capitalization of AmTec using $0.99 per AmTec common share, the average closing price of AmTec shares, for a period immediately before and after the proposed announcement on November 9, 1999 of the AmTec merger, plus certain merger related costs.

         The following unaudited condensed results of operations for the three months ended June 30, 2000 and 1999 were prepared assuming the merger occurred on April 1, 2000 and 1999, respectively.

                                                                      FOR THE THEE MONTHS ENDED
                                                                              JUNE 30,
                                                                 -----------------------------------
                                                                     2000                  1999
                                                                 -------------         -------------
               Revenue                                           $   1,825,000         $   5,475,000
               Net loss                                          $  (6,343,000)        $  (3,500,000)
               Basic and diluted net loss per share              $       (0.03)        $       (0.02)


         The amounts for the three months ended June 30, 2000 include AmTec's actual results for the period April 1, 2000 to April 28, 2000. The amounts for the three months ended June 30, 1999 include AmTec's actual results for the three months ended June 30, 1999. In preparing the pro forma information, various assumptions were made. This information is not necessarily indicative of what would have occurred had these transactions occurred as of April 1, 2000 and 1999, nor is it indicative of the results of future combined operations.

         TELECOM ROUTING EXCHANGE DEVELOPERS, INC.

         On May 31, 2000, the Company acquired Telecom Routing Exchange Developers, Inc. ("T-Rex"), a corporation holding rights to develop and manage facilities catering to the telecommunications industry, in exchange for eight million shares of common stock. Since the Company was a non-public entity at the time the AmTec merger was announced and the terms were conditional on the consummation of the AmTec merger, the purchase price was based on the closing price of the Company's common stock of $1.94 per common share on the acquisition date. The effect of this transaction on the Company's consolidated financial statements was not material.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         POST SHELL TECHNOLOGY CONTRACTORS, INC.

         On June 23, 2000, the Company acquired all of the outstanding stock of Post Shell Technology Contractors, Inc. ("Post Shell"), a provider of construction services, in exchange for three million shares of common stock. The acquisition was accounted for using the purchase method of accounting. The purchase price was based on the market capitalization of the Company using an average closing price of $2.81 per common share for a period immediately before and after the announcement of the acquisition on June 26, 2000. The effect of this transaction on the Company's consolidated financial statements was not material.

         Acquisitions during the three month period ended June 30, 2000 are summarized as follows:

                                                           AMTEC               T-REX             POST SHELL
                                                        ------------        ------------        ------------
         Assets:
             Cash and cash equivalents                  $  1,508,803        $    248,210        $    307,260
             Restricted cash                                      --              30,000                  --
             Accounts receivable                                  --             238,322           2,325,020
             Investments and option agreements            12,228,209             172,970                  --
             Notes receivable                                344,438                  --                  --
             Furniture and equipment                          48,355              46,038              55,556
             Other assets                                    279,143              61,275              17,785
             Identifiable intangible assets                       --          15,785,558           1,283,000
             Goodwill                                     35,519,223                  --           7,126,748
                                                        ------------        ------------        ------------
               Total assets assumed                     $ 49,928,171        $ 16,582,373        $ 11,115,369
                                                        ------------        ------------        ------------
         Liabilities
             Notes payable                              $         --        $         --        $      4,924
             Trade payable and other liabilities             479,060           1,082,373           2,680,445
                                                        ------------        ------------        ------------
               Total liabilities assumed                     479,060           1,082,373           2,685,369

         Equity assumed                                   48,649,111                  --                  --
         Issuance of common stock                                 --          15,500,000           8,430,000
         Estimated merger costs                              800,000                  --                  --
                                                        ------------        ------------        ------------
                                                        $ 49,928,171        $ 16,582,373        $ 11,115,369
                                                        ------------        ------------        ------------


         Some allocations are based on studies and valuations which are being finalized. Management does not believe that the final purchase price allocation will produce materially different results than those reflected herein.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


4.       REAL ESTATE INVENTORIES

         Real estate inventories are summarized as follows:

                                                        JUNE 30,             MARCH 31,
                                                          2000                 2000
                                                      -------------        -------------
                                                       (UNAUDITED)
               Work in progress                       $   9,162,340        $   8,566,697
               Completed inventories                      2,710,706            3,230,609
                                                      -------------        -------------

                                                      $  11,873,046        $  11,797,306
                                                      -------------        -------------


5.       INVESTMENTS IN UNCONSOLIDATED ENTITIES

         The Company has a 70% ownership interest in Hebei Equipment. Since the Company intends to dispose of its interest, the investment is carried at its estimated $1,828,000 liquidation value.

         In April 2000, the Company purchased, for $3.5 million, a 26.9% ownership interest in Boca Technology Center, LLC, an entity formed for the purpose of acquiring and operating the property formerly known as Blue Lake Technology Center, a 1,770,000 square foot mixed use facility in Boca Raton, Florida.

         In March 2000, the Company purchased, for $447,930, a 19.8% interest in Cleveland Technology Center, LLC, an entity formed for the purpose of acquiring and operating the property formerly known as The Cleveland Technology Center, a mixed use facility in Cleveland, Ohio.

6.       OPTION AGREEMENTS

         The Company has an option to acquire up to 50% ownership interest in IXS.NET, a private IP fax service provider in Asia. The Company valued this option at $2.4 million in the AmTec merger. The Company has an option to acquire 30% of a newly formed entity which intends to provide value-added telecommunications services in China. The Company valued this option at $6.5 million in the AmTec merger.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


7.       OTHER ASSETS

         Other assets consist of the following:

                                                                           JUNE 30,          MARCH 31,
                                                                             2000              2000
                                                                         -----------        -----------
                                                                         (UNAUDITED)

               Prepaid expenses and other                                $   979,788        $ 1,057,340
               Loan costs, net of accumulated
                  amortization of $1,203,980 and $1,095,595                  260,561            368,946
               Prepaid investment costs                                      830,802            410,591
               Reimbursable construction costs and other expenses            100,433            140,496
                                                                         -----------        -----------

                                                                         $ 2,171,584        $ 1,977,373
                                                                         -----------        -----------


8.       REAL ESTATE HELD FOR SALE

         In April 2000, the Company sold its real estate held for sale, Terremark Centre, for approximately $58.8 million, and certain assets and liabilities related to the building were transferred to the purchaser at closing. No gain or loss was recognized on its sale. The cash proceeds were used to repay approximately $55.8 million in related debt.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


9.       NOTES RECEIVABLE

         Notes receivable consist of the following:

                                                                                   JUNE 30,            MARCH 31,
                                                                                     2000                2000
                                                                                 ------------        ------------
                                                                                  (UNAUDITED)
               $3,000,000 million line of credit to Spectrum
               Telecommunications Corp., $2,500,000 and
               $1,000,000 principal outstanding at June 30, 2000 and
               March 31, 2000, respectively, interest accrues
               annually at 10%                                                   $  2,544,520        $  1,002,740

               Notes receivable from AmTec, Inc.,
               $1,125,000 principal, interest accrues annually at 10%
               Interest and principal due July 1, 2000                                     --           1,162,705

               Note receivable from a corporation, $200,000
               principal, interest accrues annually at 8%
               Interest and principal due upon demand                                 224,636             220,647

               Note receivable from a corporation, $360,000
               principal collateralized by second lien on
               condominium units, interest accrues annually at 9%
               Interest and principal due August 27, 2002                             377,398             369,321
                                                                                 ------------        ------------

                                                                                 $  3,146,554        $  2,755,413
                                                                                 ============        ============

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


10.      NOTES PAYABLE

         Notes payable consist of the following:

                                                                                          JUNE 30,            MARCH 31,
                                                                                            2000                2000
                                                                                        ------------        ------------
                                                                                         (UNAUDITED)
               Note payable to a commercial lender, collateralized by a
               first mortgage on real estate. Principal payable in
               installments as condominium units are sold. Interest
               accrues at prime, payable through an interest
               reserve. Principal and unpaid interest due
               November 2000, with an option for two six month
               extensions. Guaranteed by a shareholder.                                 $  2,106,558        $  2,681,998

               Note payable to a corporation in seventy-five monthly
               installments of principal and interest beginning
               January 1, 1999. Interest accrues at 9.5%                                     270,554             272,397

               $7.5 million and $15 million, respectively, line of credit facility with a financial institution, collateralized by a first mortgage on real estate. Interest accrues at 1% over
               prime, payable monthly. Outstanding balance and unpaid
               accrued interest due March 6, 2001                                          1,999,925          14,631,700

               Balloon note payable to a corporation, interest accrues
               at 15%. Principal and interest due April 18, 2002                           1,500,000                  --

               Note payable to a financial institution, collateralized by a first mortgage on Terremark Centre and all future
               rents of the property. Principal and interest payable
               monthly based on a 20-year amortization at 7.74% until
               May 15, 2001 and at an adjustable rate thereafter
               Remaining principal and interest due the earlier of
               demand or May 15, 2006                                                             --          28,100,084

               Notes payable to a corporation, collateralized by the
               partnership interests of Terremark Centre, Ltd.
               Principal, together with the greater of (a) all accrued
               and unpaid interest at a rate of 7%, beginning
               December 22, 1999 or (b) a minimum interest
               payment of $1,000,000, due upon
               sale of Terremark Centre                                                           --          27,097,900

               Other                                                                           4,924                  --
                                                                                        ------------        ------------
                                                                                        $  5,881,961        $ 72,784,079
                                                                                        ============        ============


         In June 2000, the Company amended its $15 million line of credit to reduce the maximum amount to $7.5 million. Additionally, in July 2000, the Company obtained a $750,000 letter of credit under its

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         line of credit collateralizing a lease for additional office space. As of June 30, 2000, approximately $4.75 million was available for funding under the Company's line of credit.

         On July 25, 2000, the Company borrowed $7.5 million from an individual secured by a first mortgage on certain real estate inventories. The loan accrues interest at 12.0% per annum payable monthly and matures on March 1, 2001. In conjunction with this new loan, the Company cancelled its $7.5 million line of credit with a financial institution.

         Interest expense of $245,466 and $199,510, net of amounts capitalized to real estate inventories totaling $115,002 and $-0-, was recognized during the three months ended June 30, 2000 and 1999, respectively.

         The future maturities through June 30 for each of the following five years and thereafter of the Company's borrowings as of June 30, 2000 are as follows:

         2001                                               $ 4,134,701
         2002                                                 1,525,606
         2003                                                    28,148
         2004                                                    30,941
         2005                                                    34,012
         Thereafter                                             128,553
                                                            -----------

               Total                                        $ 5,881,961
                                                            ===========

11.      CHANGES TO STOCKHOLDERS' EQUITY

         In addition to acquisitions effectuated through common stock transactions, the Company entered into the following equity transactions:

         COMMON STOCK

         The Company sold 68,722,349 shares of common stock to a third party for approximately $28.1 million. The third party was the previous owner of Terremark Centre.

         CONVERTIBLE PREFERRED STOCK

         On March 31, 1999, the holders of $3,597,474 of debt and $579,219 in accrued interest payable converted their debt and the accrued interest into 4,176,693 shares of convertible preferred stock. The $1 par value preferred stock has a 10% cumulative preferred dividend, payable annually commencing March 31, 2000. During April 2000, the preferred stock was acquired by certain members of the Company's management. Upon consummation of the AmTec merger, the preferred shares were converted into 7,853,985 shares of the Company's common stock.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         SERIES G CONVERTIBLE PREFERRED STOCK

         The Company assumed AmTec's 20 outstanding shares of Series G convertible preferred stock ("Series G Preferred") in the AmTec merger, which do not bear dividends. Conversion of the Series G Preferred into common stock is based on the issue price plus an 8% per annum non-compounding premium, divided by the lesser of: (a) $1.50 per Series G Preferred share or (b) the closing price of the Company's common stock, as reported on the American Stock Exchange, on the business day immediately preceding the conversion.

         The Series G Preferred also has a stated liquidation preference value of $100,000 per share plus 8% in-kind dividends since March 1999, the date of issuance. The holders have no voting rights except with respect to matters that affect rights related to the Series G Preferred.

         STOCK WARRANTS

         In conjunction with the AmTec merger, the Company assumed 3,036,981 warrants to acquire common stock at prices ranging from $1.25 to $3.31 per share. The Company has assigned a value of $1,687,038 to the warrants. No warrants were exercised subsequent to the AmTec merger through June 30, 2000.

         STOCK OPTIONS

         In conjunction with the AmTec merger, the Company adopted two stock option plans, which were the 1995 and 1996 stock option plans, and assumed all outstanding stock options. On June 23, 2000, the Board of Directors of the Company adopted, subject to stockholder approval, the 2000 stock option plan. Prior to the AmTec merger, the Company did not have a plan. Incentive and nonqualified options and stock appreciation rights may be granted to employees, officers, directors, and consultants of the Company. There are 12,500,000 shares of common stock reserved for issuance under the 1995 and 1996 plans and 5,000,000 under the 2000 plan. The exercise price of the options are determined by the board of directors, but in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value at the time of grant. Options vest over periods not to exceed ten years.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000

         A summary of the status of all of the Company's stock options issued as of June 30, 2000 and changes during the quarter then ended is presented below:

                                                                                              WEIGHTED
                                                                                              AVERAGE
                                                                                              EXERCISE
                                                                          NUMBER                PRICE
                                                                       ------------         ------------
               Outstanding at beginning of period                                --         $         --
               Assumed in merger                                          7,848,500                 1.53
               Granted                                                    3,406,099                 3.26
               Exercised                                                    (80,000)                1.23
                                                                       ------------

               Outstanding at end of period                              11,174,599         $       2.04
                                                                       ------------         ------------

               Options exercisable at end of period                       7,570,250         $       1.54
                                                                       ------------         ------------

               Weighted average fair value of options
                granted during the period                                                   $       2.89
                                                                                            ------------


         The Company has followed the guidelines under SFAS No. 123 to determine the fair value of options at the date of grant. The value was determined using an adjusted Black-Scholes option pricing model, which is generally accepted as appropriate primarily for short-term, exchange-traded options. For the purpose of valuing the Company's options, the following assumptions were used:

           Risk-free rate                                    5.27 - 6.56%
           Volatility                                        80-135%
           Expected life                                     5 years
           Expected dividends                                0%

         The following table summarizes information about options outstanding at June 30, 2000:

                                                     AVERAGE                               NUMBER
                                   NUMBER           REMAINING          AVERAGE           EXERCISABLE
               RANGE OF         OUTSTANDING AT     CONTRACTUAL        EXERCISE            OPTIONS AT
            EXERCISE PRICES     JUNE 30, 2000      LIFE (YEARS)         PRICE           JUNE 30, 2000
            ---------------     --------------     ------------       --------          -------------
             $0.35 - 0.50          3,525,000           4.86           $  0.350             3,525,000
             $0.5  - 1.00            217,500           8.49              0.870               117,500
             $1.01 - 1.50            978,500           7.36              1.369               880,250
             $1.51 - 2.00             17,500           8.81              1.821                17,500
             $2.01 - 3.00          3,017,500           6.19              2.998             3,017,500
             $3.01 - 4.00          3,418,599           9.84              3.201                12,500
                                 -----------                                              ----------

                                  11,174,599                                               7,570,250
                                 ===========                                              ==========

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee options. Accordingly, no compensation cost has been recognized with respect to such awards. Had compensation cost for the Company's stock option plans been determined consistent with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share for the quarter ended June 30, 2000, would have approximated the pro forma amounts indicated below:


         Net loss applicable to common shares - as reported        $ (5,497,405)
                                                                   ------------
         Net loss applicable to common shares - proforma           $ (6,363,096)
                                                                   ------------
         Loss per common share - as reported                       $      (0.04)
                                                                   ------------
         Loss per common share - proforma                          $      (0.04)
                                                                   ------------

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


12.      INCOME TAXES

         The deferred tax provision consists of income taxes relating to differences between the tax bases of assets and liabilities and their financial reporting amounts.

                                                                                   JUNE 30,             MARCH 31,
                                                                                     2000                 2000
                                                                                 ------------         ------------
                                                                                  (UNAUDITED)
               Deferred tax assets:
                 Charitable contributions                                        $    200,355         $    199,704
                 Deferred revenue (percentage of completion vs
                    completed contract)                                               316,742              315,292
                 Capitalized start-up costs                                         6,292,379                   --
                 Equity basis in foreign investment                                   164,401                   --
                 Allowances and other                                                 166,938              166,938
                 Net operating loss carryforwards                                  10,666,406            2,745,673
                 Tax credits                                                          511,780              245,780
                                                                                 ------------         ------------
               Total deferred tax assets                                           18,319,001            3,673,387
                                                                                 ------------         ------------

               Valuation allowance                                                (18,200,323)          (3,553,499)
                                                                                 ------------         ------------

               Deferred tax liability:
                 Excess of book basis over tax basis on real
                    estate investment                                                (109,758)            (109,758)
                 Other                                                                 (8,920)             (10,130)
                                                                                 ------------         ------------
               Total deferred tax liability                                          (118,678)            (119,888)
                                                                                 ------------         ------------

               Net deferred tax asset                                            $         --         $         --
                                                                                 ------------         ------------


         The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has established a valuation allowance against deferred tax assets of $18,200,323 and $3,553,499 as of June 30, 2000 and March 31,
         2000, respectively, since the Company has a history of operating losses and in the near term does not expect taxable income. Accordingly, the deferred tax asset will likely not be realized.

         As of June 30, 2000, the Company had federal and state net operating loss carryforwards of approximately $25.0 million, which begin to expire in 2011. The utilization of the net operating losses generated prior to the AmTec merger may be limited by the Internal Revenue Code.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         The reconciliation between the statutory income tax rate and the effective income tax rate on pre-tax income (loss) is as follows:

                                                                                FOR THE THREE MONTHS ENDED
                                                                                        JUNE 30,
                                                                                ---------------------------
                                                                                  2000                1999
                                                                                -------             -------
         Rate reconciliation
         Statutory rate                                                           (34.0)%              34.0%
         State income taxes, net of federal income tax benefit                     (2.9)%               3.0%
         Other permanent differences                                                9.3%                 --
         Increase (decrease) in valuation allowance                                27.6%              (37.0)%
                                                                                -------             -------

         Effective tax rate                                                         0.0%                0.0%
                                                                                -------             -------


13.      COMMITMENTS AND CONTINGENCIES

         LEASING ACTIVITIES

         The Company leases space for its property management operations, office equipment and furniture under operating leases. Certain equipment is also leased under a capital lease, which is summarized as follows:

                                                                                    JUNE 30,            MARCH 31,
                                                                    TERM              2000                2000
                                                                   -------        ------------        ------------
                                                                                   (UNAUDITED)
               Furniture and equipment                             5 years        $    111,654        $    111,654
               Computers and other equipment                       3 years             216,412             216,412
                                                                                  ------------        ------------
                                                                                       328,066             328,066
               Less:  accumulated amortization                                          74,045              68,462
                                                                                  ------------        ------------

               Net capitalized leased asset                                       $    254,021        $    259,604
                                                                                  ============        ============

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


         At June 30, 2000, future minimum lease payments through June 30 of each of the following five years and thereafter under non-cancellable operating and capital leases having a remaining term in excess of one year are as follows:

                                                                      CAPITAL          OPERATING
                                                                       LEASES            LEASES
                                                                    -----------       ------------
               2001                                                  $  109,208       $    806,621
               2002                                                     109,208          1,090,952
               2003                                                      43,662          1,059,975
               2004                                                       2,334          1,033,150
               2005                                                       2,334            922,830
               Thereafter                                                    --          3,508,470
                                                                     ----------       ------------

                 Total minimum lease payments                           266,746       $  8,421,998
                                                                                      ============
                 Amount representing interest                            31,358
                                                                     ----------

                    Present value of net minimum lease payments      $  235,388
                                                                     ==========


         Operating lease expense amounted to $177,721 and $10,148 for the three months ended June 30, 2000 and 1999, respectively.

         LITIGATION

         The Company is a defendant in various lawsuits arising in the ordinary course of business. Management, after consultation with its legal counsel, believes its positions to be meritorious. However, in the event that decisions are adverse, management does not believe the outcome of these matters would have a material effect on the consolidated financial statements.

         CONTINGENT PROFIT

         In conjunction with the sale in August 1998 of its interest in certain real estate, the Company entered into an agreement with the buyer wherein the Company is entitled to an additional contingent payment of $2.75 million plus a 10% cumulative return on the payment. The fee is due when the buyer has recovered its invested capital plus a 10% return. The Company also has a right to share in additional funds distributed above these returns. While the Company has recognized the gain from the sale, it has not recognized any income under the contingent payment provisions as of June 30, 2000.

         OTHER

         The Company has unconditionally guaranteed payment of a first mortgage on inventory sold in December 1999. As of June 30, 2000, $740,000 is outstanding under the mortgage.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000


14.      RELATED PARTY TRANSACTIONS

         Due to the nature of the following relationships, the terms of the respective agreements might not be the same as those that would result from transactions among wholly unrelated parties. All significant related party transactions require approval by the Company's board of directors.

         Certain officers and executives of the Company own partnership interests in two office buildings. The Company provides management services to both partnerships for a fee. Management fees earned totaled $28,515 and $32,303 for the three month periods ended June 30, 2000 and 1999.

         During the three month periods ended June 30, 2000 and 1999, the Company provided management services to the Fortune House Condominium Association. The Company recorded as income $12,500 relating to the services performed during each period.

15.      INFORMATION ABOUT THE COMPANY'S OPERATING SEGMENTS

         The Company has three reportable business segments, real estate services, telecom facilities management and telecom services. The real estate services segment develops, constructs and sells condominiums and engages in construction, development and management of other real estate projects. The telecom facilities management segment develops, manages and leases facilities catering primarily to the telecommunications industry. The telecom services segment represents investments related to telecommunications entities. The Company's reportable segments are strategic business operations that offer different products and services. They are managed separately because each business requires different expertise and marketing strategies.

         The accounting policies of the segments are the same as those described in significant accounting policies. Revenues generated among segments are recorded at rates similar to those recorded in third-party transactions. Transfers of assets and liabilities between segments are recorded at cost. The Company evaluates performance based on the segment's net operating results. The following presents information about reportable segments.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2000

                                                                           TELECOM
         FOR THE THREE MONTHS ENDED JUNE 30,        REAL ESTATE           FACILITIES            TELECOM
         2000                                         SERVICES            MANAGEMENT            SERVICES               TOTAL
         -----------------------------------        ------------         ------------         ------------         -------------
         Revenue                                    $  1,749,375         $     75,407         $         --         $   1,824,782
         Loss from operations                         (1,494,424)            (791,260)          (2,218,199)           (4,503,883)
         Net loss                                     (2,411,048)            (791,260)          (2,295,097)           (5,497,405)

         1999
         -----------------------------------
         Revenue                                    $  5,474,949         $         --         $         --         $   5,474,949
         Loss from operations                           (567,721)                  --                   --              (567,721)
         Net loss                                       (839,098)                  --                   --              (839,098)

         ASSETS, AS OF
         -----------------------------------
         June 30, 2000                              $ 31,767,866         $ 20,446,221         $ 55,844,428         $ 108,058,515
         March 31, 2000                               77,998,146                   --                   --            77,998,146


16.      SUBSEQUENT EVENT


         In August 2000, the Company acquired 80% of Spectrum Telecommunications Corp. ("Spectrum") common stock in exchange for (a) three million shares of the Company's common stock and (b) forgiveness of the outstanding balance due under the Company's line of credit, approximately $3.5 million, to Spectrum. The Company has a further option for a period of 18 months from the date of exercise of the first option to acquire the balance of Spectrum's capital stock in exchange for $10 million or 1,500,000 shares of Fusion Telecommunications International, Inc. common stock. As of June 30, 2000, the Company had advanced $2.5 million to Spectrum under the line of credit.


                                   * * * * *

                               161,262,179 SHARES
                            TERREMARK WORLDWIDE, INC.
                                  COMMON STOCK

                                   PROSPECTUS

                              September   , 2000

--------------------------------------------------------------------------------

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, any information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We estimate that expenses in connection with the distribution described in this registration statement will be as follows. All expenses incurred with respect to the distribution will be paid by us, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.


SEC registration fee...................................................................         $ 154,328
American Stock Exchange................................................................            17,700
Accounting fees and expenses...........................................................            35,000
Legal fees and expenses................................................................            25,000
Printing and engraving expenses........................................................            10,000
Miscellaneous..........................................................................               972
                                                                                                ---------
Total..................................................................................           243,000
                                                                                                =========




ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, our certificate of incorporation eliminates the liability of our directors to us or our stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

         Our certificate of incorporation, and bylaws provide for the indemnification of directors and officers to the fullest extent permitted by the General Corporate Law.

         Section 145 of the General Corporate Law authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to he liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         Our board of directors has approved, and we are in the process of entering into, indemnification agreements with all of our directors and senior officers. These indemnification agreements provide, in pertinent part, that we shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was our director or senior officer. We shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The advances paid to the indemnitee by us shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a stockholder's investment.

         We have obtained directors' and officers' liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $3,000,000.

ITEM 16.  EXHIBITS

         The following exhibits, which are furnished with this registration statement or incorporated by reference, are filed as part of this registration statement:

          3.1     Restated Certificate of Incorporation of the Registrant (1)
          3.2     Restated Bylaws of the Registrant (1)
          5.1     Opinion of Greenberg Traurig, P.A.
         10.1     Form of Indemnification Agreement for Senior Officers and
                  Directors
         23.1     Consent of Deloitte & Touche LLP
         23.2     Consent of PricewaterhouseCoopers LLP
         24.1     Power of Attorney (contained in Exhibit 5.1)


------------------

(1) Previously filed as an exhibit to Registrant's Registration Statement on Form S-3 filed May 15, 2000.

ITEM 17. UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                          Title                                Date
                  ---------                                          -----                                ----


                   **                           Chairman of the Board, Chief Executive Officer     September 1, 2000
---------------------------------------                     (Principal Executive)
Manuel D. Medina


                   **                                              Director                        September 1, 2000
---------------------------------------
Timothy Elwes


                   **                             Senior Vice-President and Chief Financial        September 1, 2000
---------------------------------------                            Officer
Irving A. Padron, Jr.



                                                                   Director                        September 1, 2000
---------------------------------------
Clifford J. Preminger


                   **                                              Director                        September 1, 2000
---------------------------------------
Marvin S. Rosen


                   **                                              Director                        September 1, 2000
---------------------------------------
Miguel Rosenfeld


                   **                                              Director                        September 1, 2000
---------------------------------------
Joel A. Schleicher


                   **                                              Director                        September 1, 2000
---------------------------------------
Kenneth I. Starr


                   **                                              Director                        September 1, 2000
---------------------------------------
Joseph R. Wright, Jr.


/s/ Brian K. Goodkind                            Executive Vice President and Chief Operating      September 1, 2000
---------------------------------------                            Officer
Brian K. Goodkind, on behalf of himself as
well as Attorney in Fact


** Executed on behalf of these individuals by Brian K. Goodkind as attorney in fact.
*** Clifford J. Preminger hereby appoints Brian K. Goodkind his true and lawful attorney-in-fact with the authority to execute in his name, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

                                  EXHIBIT INDEX

       Exhibits
       --------

          3.1     Restated Certificate of Incorporation of the Registrant (1)

          3.2     Restated Bylaws of the Registrant (1)

          5.1     Opinion of Greenberg Traurig, P.A.

         10.1     Form of Indemnification Agreement for Senior Officers and
                  Directors

         23.1     Consent of Deloitte & Touche LLP

         23.2     Consent of PricewaterhouseCoopers LLP

         24.1     Power of Attorney (contained in Exhibit 5.1)


-------------------

(1) Previously filed as an exhibit to Registrant's Registration Statement on Form S-3 filed May 15, 2000.